Exhibit 1.3

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT
(thousands of Canadian dollars)

	Notes	March 31, 2012	March 31, 2011	April 1, 2010
ASSETS
Non-current assets
Property, plant and equipment	5	$291,061	$234,002	$216,676
Intangible assets	6	543,775	640,219	528,854
Contract initiation costs		44,225	29,654	5,587
Other non-current financial assets	11	15,315	5,384	5,027
Non-current receivables		6,475	4,569	2,014
Deferred tax asset	16	78,398	121,785	265,107
		979,249	1,035,613	1,023,265
Current assets
Inventory	8	9,988	6,906	6,323
Gas delivered in excess of consumption		12,844	3,481	7,410
Gas in storage		11,453	6,133	4,058
Current trade and other receivables		299,945	281,685	232,579
Accrued gas receivables		2,875	26,535	20,793
Unbilled revenues		130,796	112,147	61,070
Prepaid expenses and deposits		9,451	6,079	20,038
Other current assets	11	12,799	3,846	2,703
Corporate tax recoverable		8,225	9,135	-
Restricted cash	7	12,199	833	18,650
Cash and cash equivalents		53,220	97,633	60,132
		563,795	554,413	433,756
TOTAL ASSETS		$1,543,044	$1,590,026	$1,457,021

DEFICIT AND LIABILITIES
Deficit attributable to equity holders of the parent
Deficit		$(1,652,188)	$(1,349,928)	$(1,556,669)
Accumulated other comprehensive income	12	70,293	123,919	221,969
Unitholders’ capital		-	-	777,856
Shareholders’ capital	13	993,181	963,982	-
Equity component of convertible debenture	15	25,795	18,186	-
Contributed surplus		62,147	52,723	-
Shareholders’ deficit		(500,772)	(191,118)	(556,844)

Non-controlling interest		(637)	-	20,421
TOTAL DEFICIT		(501,409)	(191,118)	(536,423)

Non-current liabilities
Long-term debt	15	679,072	507,460	231,837
Provisions	17	3,068	3,244	3,124
Deferred lease inducements		1,778	1,622	1,984
Other non-current financial liabilities	11	309,617	355,412	590,572
Deferred tax liability	16	6,073	22,919	6,776
Liability associated with Exchangeable Shares and
equity-based compensation	29	-	-	181,128
		999,608	890,657	1,015,421
Current liabilities
Bank indebtedness		1,060	2,314	8,236
Trade and other payables		287,145	275,503	177,368
Accrued gas payable		2,960	19,353	15,093
Deferred revenue		11,985	-	7,202
Unit distribution payable			-	13,182
Income taxes payable		4,814	9,788	6,410
Current portion of long-term debt	15	97,611	94,117	61,448
Provisions	17	3,226	4,006	3,884
Other current financial liabilities	11	636,044	485,406	685,200
		1,044,845	890,487	978,023
TOTAL LIABILITIES		2,044,453	1,781,144	1,993,444
TOTAL DEFICIT AND LIABILITIES		$1,543,044	$1,590,026	$1,457,021

Guarantees (Note 23) Commitments (Note 26)
See accompanying notes to the consolidated financial statements

1.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED MARCH 31
(thousands of Canadian dollars, except where indicated and per share amounts)

	Notes	2012	2011
SALES	19	$2,785,269	$2,953,192
COST OF SALES	18(b)	2,267,780	2,471,630
GROSS MARGIN		517,489	481,562
EXPENSES
Administrative expenses		122,397	109,400
Selling and marketing expenses		177,302	133,607
Other operating expenses	18(a)	154,357	165,575
		454,056	408,582
Operating profit		63,433	72,980
Finance costs	15	(60,935)	(59,883)
Change in fair value of derivative instruments	11	(96,345)	506,047
Proportionate share of loss from joint venture	10	(1,971)	-
Other income		6,702	7,235
Income (loss) before income taxes		(89,116)	526,379
Provision for income taxes	16	37,527	173,439
PROFIT (LOSS) FOR THE YEAR		$(126,643)	$352,940

Attributable to:
Shareholders of Just Energy		$(126,522)	$355,076
Non-controlling interest		(121)	(2,136)
PROFIT (LOSS) FOR THE YEAR		$(126,643)	$352,940

Profit (loss) per share	21
Basic		$(0.92)	$2.77
Diluted		$(0.92)	$2.40

2.

JUST ENERGY GROUP INC.
                           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED MARCH 31
(thousands of Canadian dollars)

	Notes	2012	2011
Profit (loss) for the year		$(126,643)	$352,940

Other comprehensive income (loss)	12

Unrealized gain on translation of foreign operations		2,386	449

Amortization of deferred unrealized gain of discontinued hedges, net of
income taxes of $13,150 (2011 - $21,384)		(56,012)	(98,499)

Other comprehensive loss for the year, net of tax		(53,626)	(98,050)

Total comprehensive income (loss) for the year, net of tax		$(180,269)	$254,890

Total comprehensive income (loss) attributable to:

Shareholders of Just Energy		$(180,148)	$257,026

Non-controlling interest		(121)	(2,136)

Total comprehensive income (loss) for the year, net of tax		$(180,269)	$254,890

3.

JUST ENERGY GROUP INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED MARCH 31
(thousands of Canadian dollars)

	Notes	2012	2011
ATTRIBUTABLE TO THE SHAREHOLDERS/UNITHOLDERS
Accumulated deficit
Accumulated deficit, beginning of year		$(315,934)	$(671,010)
Loss on cancellation of shares	13	(356)	-
Profit (loss) for the year, attributable to the shareholders		(126,522)	355,076
Accumulated deficit, end of year		(442,812)	(315,934)

DISTRIBUTIONS/DIVIDENDS
Distributions and dividends, beginning of year		(1,033,994)	(885,659)
Distributions and dividends	25	(175,382)	(148,335)
Distributions and dividends, end of year		(1,209,376)	(1,033,994)
DEFICIT		$(1,652,188)	$(1,349,928)

ACCUMULATED OTHER COMPREHENSIVE INCOME	12
Accumulated other comprehensive income, beginning of year		$123,919	$221,969
Other comprehensive loss		(53,626)	(98,050)
Accumulated other comprehensive income, end of year		$70,293	$123,919

SHAREHOLDERS’/UNITHOLDERS’ CAPITAL	13
Shareholders’/Unitholders’ capital, beginning of year		$963,982	$777,856
Shares/units exchanged and issued		-	158,520
Shares/units issued on exercise/exchange of unit compensation		1,385	1,559
Repurchase and cancellation of shares		(599)	-
Dividend reinvestment plan		28,413	26,047
Shareholders’/Unitholders’ capital, end of year		$993,181	$963,982

EQUITY COMPONENT OF CONVERTIBLE DEBENTURES	15
Balance, beginning of year		$18,186	$-
Allocations of new convertible debentures issued		10,188	33,914
Future tax impact on convertible debentures		(2,579)	(15,728)
Balance, end of year		$25,795	$18,186

CONTRIBUTED SURPLUS
Balance, beginning of year		$52,723	$-
Reclassification on conversion		-	43,147
Gain on acquisition of non-controlling interest		-	7,957
Add: Share-based compensation awards		10,662	2,683
Non-cash deferred share grant distributions		147	33
Less: Share-based awards exercised		(1,385)	(1,097)
Balance, end of year		$62,147	$52,723

NON-CONTROLLING INTEREST
Balance, beginning of year		$-	$20,421
Non-controlling interest acquired	9	(540)	-
Foreign exchange on non-controlling interest		24	-
Acquisition of non-controlling interest		-	(18,285)
Net loss attributable to non-controlling interest		(121)	(2,136)
Balance, end of year		$(637)	$-
See accompanying notes to the consolidated financial statements

4.

    JUST ENERGY GROUP INC.
           CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31
 (thousands of Canadian dollars)

OPERATING	Notes	2012	2011

Income before income taxes		$(89,116)	$526,379
Items not affecting cash
Amortization of intangible assets and related supply contracts		108,233	120,841
Amortization of contract initiation costs		13,977	12,429
Amortization of property, plant and equipment		5,847	5,698
Amortization included in cost of sales		12,640	9,837
Share-based compensation		10,662	9,914
Financing charges, non-cash portion		8,760	7,799
Transaction costs on acquisition		1,101	1,284
Other		(150)	6,860
Change in fair value of derivative instruments		96,345	(506,047)
		257,415	(331,385)
Adjustment required to reflect net cash receipts from gas sales	27	7,740	(1,725)

Changes in non-cash working capital	28	(27,032)	(39,063)
		149,007	154,206
Income tax paid		(4,617)	(8,651)
Cash inflow from operating activities		144,390	145,555

INVESTING
Purchase of property, plant and equipment		(74,829)	(33,412)
Purchase of intangible assets		(5,867)	(5,784)
Acquisitions, net of cash acquired	9	(93,325)	(261,389)
Proceeds (advances) of long-term receivables		(1,881)	2,232
Transaction costs on acquisition		(1,101)	(1,284)
Contract initiation costs		(28,244)	(19,210)
Cash outflow from investing activities		(205,247)	(318,847)

FINANCING
Dividends paid		(146,822)	(134,589)
Shares purchased for cancellation		(955)	-
Decrease in bank indebtedness		(1,254)	(5,922)
Issuance of long-term debt		464,520	484,844
Repayment of long-term debt		(288,005)	(150,449)
Restricted cash		(11,366)	17,817
Cash inflow from financing activities		16,118	211,701
Effect of foreign currency translation on cash balances		326	(908)
Net cash inflow (outflow)		(44,413)	37,501
Cash and cash equivalents, beginning of year		97,633	60,132
Cash and cash equivalents, end of year		$53,220	$97,633

Supplemental cash flow information:
Interest paid		$52,810	$39,167

5.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

1.         ORGANIZATION

Just Energy Group Inc. (“JEGI”, “Just Energy” or the “Company”) is a corporation established under the laws of Canada to hold securities and to distribute the income of it’s directly or indirectly owned operating subsidiaries and affiliates.

Effective January 1, 2011, Just Energy completed the conversion from an income trust, Just Energy Income Fund (the “Fund”), to a corporation (the “Conversion”). A plan of arrangement was approved by unitholders on June 29, 2010, and by the Alberta Court of the Queen’s Bench on June 30, 2010, and going forward operates under the name, Just Energy Group Inc. JEGI was a newly incorporated entity for the purpose of acquiring the outstanding units of the Fund, Exchangeable Shares of Just Energy Exchange Corp. (“JEEC”) and the Class A preference shares of Just Energy Corp. (“JEC”) in each case on a one for one basis for common shares of JEGI.  There was no change in the ownership of the business, and therefore, there is no impact to the consolidated financial statements except for the elimination of unitholders’ equity, the recording of shareholders’ equity and the reallocation of the liability associated with the Exchangeable Shares and equity-based compensation to shareholders’ equity.

The registered office of Just Energy is First Canadian Place, 100 King Street West, Toronto, Ontario, Canada. The consolidated financial statements consist of Just Energy and its subsidiaries and affiliates. The financial statements were approved by the Board of Directors on May 17, 2012.

2.	OPERATIONS

Just Energy’s business primarily involves the sale of natural gas and/or electricity to residential and commercial customers under long-term fixed-price, price-protected or variable-priced contracts. Just Energy markets its gas and electricity contracts in Canada and the U.S. under the following trade names: Just Energy, Hudson Energy, Commerce Energy, Amigo Energy and Tara Energy. By fixing the price of natural gas or electricity under its fixed-price or price-protected program contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities. Variable rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion.  Just Energy derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the related price at which it purchases the associated volumes from its suppliers.

Just Energy also offers green products through its JustGreen and JustClean programs. The electricity JustGreen product offers customers the option of having all or a portion of their electricity sourced from renewable green sources such as wind, run of the river hydro or biomass. The gas JustGreen product offers carbon offset credits that allow customers to reduce or eliminate the carbon footprint of their homes or businesses. JustClean products allow customers in certain jurisdictions to offset their carbon footprint without purchasing commodity from Just Energy. JustClean can be offered in all states and provinces and is not dependent on energy deregulation. Management believes that the JustGreen and JustClean products will not only add to profits but will also increase sales receptivity and improve renewal rates.

In addition, Just Energy sells and rents high efficiency and tankless water heaters, air conditioners and furnaces to Ontario residents, through a subsidiary under the trade name, National Home Services (“NHS”). Just Energy also operates a network marketing division under the trade name, Momentis. Through its subsidiary, Terra Grain Fuels, Inc. (“TGF”), Just Energy produces and sells wheat-based ethanol. Just Energy’s subsidiary, Hudson Energy Solar Corp (“HES”), also provides a solar project development platform operating in New Jersey, Pennsylvania and Massachusetts, under the trade name, Hudson Energy Solar.

Just Energy also holds a 50% ownership in Just Ventures LLC and Just Ventures L.P. (collectively “Just Ventures”), a jointly controlled entity, which is involved in the marketing of Just Energy’s gas and electricity contracts.  The other 50% is owned by Red Ventures LLC, a South Carolina based entity which specializes in internet based marketing.

6.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

3.	BASIS OF PREPARATION AND ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS

In 2010, the Canadian Institute of Chartered Accountants (“CICA”) Handbook was revised to incorporate International Financial Reporting Standards (″IFRS″) and requires publicly accountable enterprises to apply such standards effective for years beginning on or after January 1, 2011. Accordingly, the Company has commenced reporting on this basis in these consolidated financial statements. In the consolidated financial statements, the term “CGAAP” refers to Canadian Generally Accepted Accounting Principles before the adoption of IFRS.

The consolidated financial statements have been prepared in compliance with IFRS as issued by the International Accounting Standards Board (“IASB”). Subject to certain transition elections, the Company has consistently applied the same accounting policies in its opening IFRS consolidated balance sheet at April 1, 2010, and throughout all periods presented, as if these policies had always been in effect. Note 31 discloses the impact of the transition to IFRS on the Company’s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s audited annual consolidated financial statements for the year ended March 31, 2011, prepared under CGAAP.

(a)	Basis of presentation

The consolidated financial statements are presented in Canadian dollars, the functional currency of Just Energy, and all values are rounded to the nearest thousand. The consolidated financial statements are prepared on an historical cost basis except for the derivative financial instruments, which are stated at fair value.

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and in preparing the opening IFRS consolidated statement of financial position as at April 1, 2010, for the purposes of the transition.

(b)	Principles of consolidation

The consolidated financial statements include the accounts of Just Energy and its directly or indirectly owned subsidiaries and affiliates as at March 31, 2012. Subsidiaries and affiliates are consolidated from the date of acquisition and control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries and affiliates are prepared for the same reporting period as Just Energy, using consistent accounting policies. All intercompany balances, income, expenses, and unrealized gains and losses resulting from intercompany transactions are eliminated on consolidation.

(c)	Cash and cash equivalents

All highly liquid temporary cash investments with an original maturity of three months or less when purchased are considered to be cash equivalents. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

(d)	Accrued gas receivables/accrued gas payable or gas delivered in excess of consumption/deferred revenues

Accrued gas receivables are stated at estimated realizable value and result when customers consume more gas than has been delivered by Just Energy to local distribution companies (“LDCs”). Accrued gas payable represents the obligation to the LDCs with respect to gas consumed by customers in excess of that delivered to the LDCs.

7.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Gas delivered to LDCs in excess of consumption by customers is stated at the lower of cost and net realizable value. Collections from customers in advance of their consumption of gas result in deferred revenues.

Due to the seasonality of operations, during the winter months, customers will have consumed more than what was delivered resulting in the recognition of unbilled revenues/accrued gas payable; however, in the summer months, customers will have consumed less than what was delivered, resulting in the recognition of gas delivered in excess of consumption/deferred revenues.

These adjustments are applicable solely to the Ontario, Manitoba, Quebec and Michigan gas markets.

(e)	Inventory

Inventory consists of water heaters, furnaces and air conditioners for selling purposes, gas in storage, ethanol, ethanol in process and grain inventory. Water heaters, furnaces and air conditioners are stated at the lower of cost and net realizable value with cost being determined on a weighted average basis.

Gas in storage represents the gas delivered to the LDCs. The balance will fluctuate as gas is injected or withdrawn from storage.

Gas in storage, ethanol, ethanol in process and grain inventory are valued at the lower of cost and net realizable value with cost being determined on a weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

(f)	Property, plant and equipment

Property, plant and equipment are stated at cost, net of any accumulated depreciation and impairment losses.  Cost includes the purchase price and, where relevant, any costs directly attributable to bringing the asset to the location and condition necessary and/or the present value of all dismantling and removal costs. Where major components of property, plant and equipment have different useful lives, the components are recognized and depreciated separately. Just Energy recognizes in the carrying amount, the cost of replacing part of an item when the cost is incurred and if it is probable that the future economic benefits embodied with the item can be reliably measured. All other repair and maintenance costs are recognized in the consolidated income statement as an expense when incurred. Depreciation is provided over the estimated useful lives of the assets as follows:

Asset category	Depreciation method	Rate/useful life
Furniture and fixtures	Declining balance	20%
Office equipment	Declining balance	20%
Computer equipment	Declining balance	30%
Buildings and ethanol plant	Straight line	15-35 years
Water heaters	Straight line	15 years
Furnaces and air conditioners	Straight line	15 years
Leasehold improvements	Straight line	Term of lease
Vehicles	Straight line	5 years
Solar equipment	Straight line	15-20 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on

8.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

derecognition of the asset is included in the consolidated income statement when the asset is derecognized.

The useful lives and methods of depreciation are reviewed at each financial year-end, and adjusted prospectively, if appropriate.

(g)	Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the fair value of the assets given, equity instruments and liabilities incurred or assumed at the date of exchange. Acquisition costs for business combinations incurred subsequent to April 1, 2010, are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at fair values on the date of acquisition, irrespective of the extent of any non-controlling interest.

Goodwill is initially measured at cost, which is the excess of the cost of the business combination over Just Energy’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. Any negative difference is recognized directly in the consolidated income statement. If the fair values of the assets, liabilities and contingent liabilities can only be calculated on a provisional basis, the business combination is recognized using provisional values. Any adjustments resulting from the completion of the measurement process are recognized within 12 months of the date of acquisition.

After initial recognition, goodwill is measured at cost, less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of Just Energy’s operating segments that are expected to benefit from the synergies of the combination, irrespective of whether other assets and liabilities of the acquiree are assigned to those segments.

On first-time adoption of IFRS, Just Energy elected to not apply IFRS 3, Business Combinations, to transactions that occurred prior to the transition date. Accordingly, the goodwill associated with acquisitions carried out prior to April 1, 2010, is carried at that date, at the amount reported in the last consolidated financial statements prepared under CGAAP as at March 31, 2010.

(h)	Intangible assets

Intangible assets acquired outside of a business combination are measured at cost on initial recognition. Intangible assets acquired in a business combination are recorded at fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and/or accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite useful lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization method and amortization period of an intangible asset with a finite useful life is reviewed at least once annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense related to intangible assets with finite lives is recognized in the consolidated income statement in the expense category associated with the function of the intangible assets.

Intangible assets consist of gas customer contracts, electricity customer contracts, water heater customer contracts, sales network, brand and goodwill, all acquired through business combinations, as well as software, commodity billing and settlement systems and information technology system development.

9.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Internally generated intangible assets are capitalized when the product or process is technically and commercially feasible and Just Energy has sufficient resources to complete development. The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management.

The brand and goodwill are considered to have an indefinite useful life and are not amortized, but rather tested annually for impairment. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net  disposal proceeds and the carrying amount of the asset, and are recognized in the consolidated income statement when the asset is derecognized.

Asset category	Amortization method	Rate
Customer contracts	Straight line	Term of contract
Contract initiation costs	Straight line	Term of contract
Commodity billing and settlement systems	Straight line	5 years
Sales network	Straight line	5 years
Information technology system development	Straight line	5 years
Software	Declining balance	100%
Other intangible assets	Straight line	5 years

(i)	Impairment of non-financial assets

Just Energy assesses whether there is an indication that an asset may be impaired at each reporting date. If such an indication exists or when annual testing for an asset is required, Just Energy estimates the asset's recoverable amount. The recoverable amount of goodwill and intangible assets with an indefinite useful life, if any, as well as intangible assets not yet available for use, are estimated at least annually. The recoverable amount is the higher of an asset's or cash-generating unit's fair value less costs to sell and its value-in-use. Value-in-use is determined by discounting estimated future cash flows using a pre-tax discount rate that reflects the current market assessment of the time value of money and the specific risks of the asset. In determining fair value less costs to sell, an appropriate valuation model has to be used. The recoverable amount of assets that do not generate independent cash flows is determined based on the cash-generating unit to which the asset belongs.

An impairment loss is recognized in the consolidated income statement if an asset's carrying amount or that of the cash-generating unit to which it is allocated is higher than its recoverable amount. Impairment losses of cash-generating units are first charged against the value of assets, in proportion to their carrying amount.

In the consolidated income statement, an impairment loss is recognized in the expense category associated with the function of the impaired asset.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, Just Energy estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no

10.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

impairment loss been recognized for the asset in prior years. Such a reversal is recognized in the consolidated income statement.

Goodwill is tested for impairment annually as at March 31 and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each segment to which the goodwill relates. Where the recoverable amount of the segment is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

(j)	Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date and whether fulfilment of the arrangement is dependent on the use of a specific asset or assets, or the arrangement conveys a right to use the asset.

Just Energy as a lessee
Operating lease payments are recognized as an expense in the consolidated income statement on a straight-line basis over the lease term.

Just Energy as a lessor
Leases where Just Energy does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income.

(k)	Financial instruments

Financial assets and liabilities
Just Energy classifies its financial instruments as either (i) financial assets at fair value through profit or loss instruments, or (ii) loans and receivables, and its financial liabilities as either (i) financial liabilities at fair value through profit or loss or (ii) other financial liabilities. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified in the consolidated statement of financial position.

Financial instruments are recognized on the trade date, which is the date on which Just Energy commits to purchase or sell the asset.

Financial assets at fair value through profit or loss
Financial assets at fair value through profit or loss include financial assets held-for-trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held-for-trading if they are acquired for the purpose of selling or repurchasing in the near term. This category includes derivative financial instruments entered into that are not designated as hedging instruments in hedge relationships as defined by IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). Included in this class are primarily physical delivered energy contracts, for which the own-use exemption could not be applied, financially settled energy contracts and foreign currency forward contracts.

An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 11.  Related realized and unrealized gains and losses are included in the consolidated income statement.

11.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include receivables. Loans and receivables are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest method less any impairment. The effective interest amortization is included in finance costs in the consolidated income statement.

Derecognition
A financial asset is derecognized when the rights to receive cash flows from the asset have expired or when Just Energy has transferred its rights to receive cash flows from the asset.

Impairment of financial assets
Just Energy assesses whether there is objective evidence that a financial asset is impaired at each reporting date. A financial asset is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset or the fund of financial assets that can be reliably estimated.

For financial assets carried at amortized cost, Just Energy first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively, for financial assets that are not individually significant. If Just Energy determines that no objective evidence of impairment exists for an individually assessed financial asset, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows. The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in profit or loss. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of other income in the consolidated income statement.

Loans and receivables, together with the associated allowance, are written off when there is no realistic prospect of future recovery. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other operating costs in the consolidated income statement.

Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held-for-trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held-for-trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by Just Energy that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Included in this class are primarily physically delivered energy contracts, for which the own-use exemption could be not applied, financially settled energy contracts and foreign currency forward contracts.

12.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Gains or losses on liabilities held-for-trading are recognized in the consolidated income statement.

Other financial liabilities
Other financial liabilities are measured at amortized cost using the effective interest rate method. Financial liabilities include long-term debt issued, which is initially measured at fair value, which is the consideration received, net of transaction costs incurred, trade and other payables and bank indebtedness. Transaction costs related to the long-term debt instruments are included in the value of the instruments and amortized using the effective interest rate method. The effective interest expense is included in finance costs in the consolidated income statement.

Derecognition
A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated income statement.

(l)	Derivative instruments

Just Energy enters into fixed-term contracts with customers to provide electricity and gas at fixed prices. These customer contracts expose Just Energy to changes in consumption as well as changes in the market prices of gas and electricity. To reduce its exposure to movements in commodity prices, Just Energy enters into derivative contracts.

Just Energy analyzes all its contracts, of both a financial and non-financial nature, to identify the existence of any “embedded” derivatives. Embedded derivatives are accounted for separately from the underlying contract at inception date when their risks and characteristics are not closely related to those of the underlying contracts and the underlying contracts are not carried at fair value.  An embedded derivative is a provision in a contract that modifies the cash flow of a contract by making it dependent on an underlying measurement.

All derivatives are recognized at fair value on the date on which the derivative is entered into and are re-measured to fair value at each reporting date. Derivatives are carried in the consolidated statements of financial position as other financial assets when the fair value is positive and as other financial liabilities when the fair value is negative. Just Energy does not utilize hedge accounting. Therefore, changes in the fair value of these derivatives are taken directly to the consolidated income statement and are included within change in fair value of derivative instruments.

(m)	Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated statements of financial position if, and only if, there is currently an enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

(n)	Fair value of financial instruments

Fair value is the estimated amount that Just Energy would pay or receive to dispose of these contracts in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act. The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices, without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques that are recognized by market participants. Such techniques may include using recent arm’s-length market

13.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

transactions, reference to the current fair value of another instrument that is substantially the same, discounted cash flow analysis, or other valuation models.  An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 11.

(o)	Revenue recognition

Revenue is recognized when significant risks and rewards of ownership are transferred to the customer. In the case of gas and electricity, transfer of risk and rewards generally coincides with consumption.  Ethanol and dried distillery grain sales are recognized when the risk and reward of ownership passes, which is typically on delivery.  Revenue from sales of water heaters, furnaces and air conditioners is recognized upon installation. Just Energy recognizes revenue from water heater and HVAC leases, based on rental rates over the term commencing from the installation date.

Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes.

The Company assumes credit risk for all customers in Illinois, Texas, Pennsylvania, Maryland, Massachusetts, California and Georgia and for large-volume customers in British Columbia and Ontario. In these markets, the Company ensures that credit review processes are in place prior to commodity flowing to the customer.

(p)	Foreign currency translation

Functional and presentation currency
Items included in the consolidated financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is the parent company’s presentation and functional currency.

Transactions
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated income statement, except when deferred in other comprehensive income (loss) as qualifying net investment hedges.

Translation of foreign operations
The results and consolidated financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each consolidated statement of financial position presented are translated at the closing rate at the date of that consolidated statement of financial position; and
•	income and expenses for each consolidated income statement are translated at the exchange rates prevailing at the dates of the transactions.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to other comprehensive income (loss).

When a foreign operation is partially disposed of or sold, exchange differences that were recorded in accumulated other comprehensive income (loss) are recognized in the consolidated income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of

14.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

the foreign entity and translated at the closing rate.

(q)	Per share/unit amounts

The computation of income per unit/share is based on the weighted average number of units/shares outstanding during the year. Diluted earnings per unit/share are computed in a similar way to basic earnings per unit/share except that the weighted average units/shares outstanding are increased to include additional units/shares assuming the exercise of stock options, restricted share grants (“RSGs”), deferred share grants (“DSGs”) and convertible debentures, if dilutive.

(r)	Share-based compensation plans

Equity-based compensation liability

Prior to the Conversion to a corporation on January 1, 2011, Just Energy’s equity-based compensation plans entitled the holders to receive trust units which under IFRS, were considered puttable financial instruments, and thus the awards were classified as liability-based awards.  The liability was measured at the redemption value of the instruments and re-measured at each reporting date with the gain or loss associated with the re-measurement recorded within profit.  When the awards were converted into trust units, the conversions were recorded as an extinguishment of the liability and accordingly, the re-measured amount at the date of conversion was then reclassified to equity.

Subsequent to the Conversion, Just Energy accounted for its share-based compensation as equity-settled transactions as a result of the stock-based plans that were no longer convertible into a puttable financial liability.  The cost of a share-based compensation is measured by reference to the fair value at the date on which it was granted. Awards are valued at the grant date and are not adjusted for changes in the prices of the underlying shares and other measurement assumptions. The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, over the period in which the performance or service conditions are fulfilled, ending on the date on which the relevant grantee becomes fully entitled to the award. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting period reflects the extent to which the vesting period has expired and Just Energy’s best estimate of the number of the shares that will ultimately vest. The expense or credit recognized for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

When options, RSGs and DSGs are exercised or exchanged, the amounts credited to contributed surplus are reversed and credited to shareholders' capital.

(s)	Employee future benefits

Just Energy established a long-term incentive plan (the "Plan") for all permanent full-time and part-time Canadian employees (working more than 20 hours per week) of its subsidiaries. The Plan consists of two components, a Deferred Profit Sharing Plan ("DPSP") and an Employee Profit Sharing Plan ("EPSP").  For participants of the DPSP, Just Energy contributes an amount equal to a maximum of 2% per annum of an employee's base earnings. For the EPSP, Just Energy contributes an amount up to a maximum of 2% per annum of an employee's base earnings towards the purchase of shares of Just Energy, on a matching one for one basis.

For U.S. employees, Just Energy has established a long-term incentive plan (the "Plan") for all permanent full-time and part-time employees (working more than 26 hours per week) of its subsidiaries. The Plan consists of two components, a 401(k) and an Employee Share Purchase Plan ("ESPP").  For participants of the ESPP, Just Energy contributes an amount up to a maximum of 3% per annum of an employee's base earnings towards the purchase of Just Energy shares, on a matching one for one basis. For participants in the 401(k), Just Energy contributes an amount up to a maximum of 4% per annum of an employee's base earnings, on a matching one for one basis. In the event an employee participates in both the ESPP and 401(k), the maximum Just Energy will contribute to the 401k is 2%.

Participation in the plans in Canada or the U.S is voluntary. The plans have a two-year vesting period beginning from the later of the plan's effective date and an employee's starting date. During the year, Just Energy contributed $2,034 (2011 - $1,572) to the plans, which was paid in full during the year.

15.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Obligations for contributions to the Plan are recognized as an expense in the consolidated income statement as incurred.

(t)	Trust units of the Fund

Prior to the Conversion which occurred on January 1, 2011, the Fund’s outstanding equity instruments consisted of publicly traded trust units of the Fund, Class A preference shares of JEC and Exchangeable Shares of JEEC. Pursuant to applicable legislation, those trust units included a redemption feature which required Just Energy to assess the appropriate presentation of those units under IFRS.

Generally, IFRS requires that financial instruments, which include a redemption feature, making the instruments puttable, should be presented as a financial liability rather than an equity item. However, an exception to this requirement is available if the financial instrument meets certain criteria. Just Energy determined that its trust units met the requirements for this exception and accordingly, the trust units are presented as equity for the periods prior to the Conversion.

Liabilities associated with the Class A preference shares of JEC and the Exchangeable Shares of JEEC (collectively the “Exchangeable Shares”)

Prior to the Conversion, the outstanding Exchangeable Shares did not meet the criteria to be recorded as equity because the Exchangeable Shares were ultimately required to be exchanged for trust units, which were considered puttable financial instruments.  Accordingly, the Exchangeable Shares were recorded as a liability until exchanged for trust units.  The liability was measured at the redemption value of the instruments and re-measured at each reporting date with the gain or loss associated with the re-measurement recorded within profit.  When the Exchangeable Shares were converted into trust units, the conversions were recorded as an extinguishment of the liability, and accordingly, the re-measured amount at the date of conversion was then reclassified to equity.

Transaction costs

Transaction costs incurred by Just Energy in issuing, acquiring or selling its own equity instruments are accounted for as a deduction from equity to the extent that they are incremental costs directly attributable to the equity transaction that otherwise would have been avoided.

(u)	Income taxes

Just Energy follows the liability method of accounting for deferred taxes. Under this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to the temporary differences between the carrying value of the assets and liabilities on the consolidated financial statements and their respective tax bases.

Deferred tax assets/liabilities are recognized for all taxable temporary differences, except:

•
Where the deferred tax asset/liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses, can be utilized except:

16.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

•
Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(v)	Provisions

Provisions are recognized when Just Energy has a present obligation, legal or constructive, as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where Just Energy expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated income statement, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated income statement.

(w)	Selling and marketing expenses and contract initiation costs

Commissions and various other costs related to obtaining and renewing customer contracts are charged to income in the period incurred except as disclosed below:

Commissions related to obtaining and renewing commercial customer contracts are paid in one of the following ways: all or partially upfront or as a residual payment over the life of the contract. If the commission is paid all or partially upfront, it is recorded as contract initiation costs and amortized in selling and marketing expenses over the term for which the associated revenue is earned.  If the commission is paid as a residual payment, the amount is expensed as earned.

17.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

In addition, commissions related to obtaining customer contracts signed by NHS are recorded as contract initiation costs and amortized in selling and marketing expenses over the remaining life of the contract.

(x)	Investment in joint venture

Just Energy accounts for its interest in joint ventures using the equity method.  Under this method any investments made increases the asset value, the proportionate share of income/losses, increases/decreases the asset value, with an offsetting adjustment in the consolidated statements of operations and any dividends received decreases the asset value.

4.         (i)         SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the consolidated financial statements requires the use of estimates and assumptions to be made in applying the accounting policies that affect the reported amounts of assets, liabilities, income, expenses and the disclosure of contingent liabilities. The estimates and related assumptions are based on previous experience and other factors considered reasonable under the circumstances, the results of which form the basis for making the assumptions about carrying values of assets and liabilities that are not readily apparent from other sources.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised. Judgments made by management in the application of IFRS that have a significant impact on the consolidated financial statements relate to the following:

Impairment of non-financial assets
Just Energy’s impairment test is based on value-in-use calculations that use a discounted cash flow model. The cash flows are derived from the budget for the next five years and are sensitive to the discount rate used as well as the expected future cash inflows and the growth rate used for extrapolation purposes.

Deferred taxes
Significant management judgment is required to determine the amount of deferred tax assets that can be   recognized, based upon the likely timing and the level of future taxable income realized, including the usage of tax-planning strategies.

Development costs
Development costs are capitalized in accordance with the accounting policy in Note 3 (h). Initial capitalization of costs is based on management’s judgment that technical and economical feasibility is confirmed, usually when a project has reached a defined milestone according to an established project management model. As at March 31, 2012, the carrying amount of capitalized development costs was $13,343 (2011 - $16,275). This amount primarily includes costs for the internal development of software tools for the customer billing and analysis in the various operating jurisdictions. These software tools are developed by the internal information technology and operations department, for the specific regional market requirements.

Useful life of key property, plant and equipment and intangible assets
The amortization method and useful lives reflect the pattern in which management expects the asset’s future economic benefits to be consumed by Just Energy. Refer to Note 3(f) and Note 3(h) for the estimated useful lives.

Provisions for litigation
The State of California has filed a number of complaints to the Federal Energy Regulatory Commission (“FERC”) against many suppliers of electricity, including Commerce, a subsidiary of Just Energy, with respect to events stemming from the 2001 energy crises in California.  Pursuant to the complaints, the State of California is challenging the FERC’s

18.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

enforcement of its market-based rate system. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation are not certain; however, an estimated amount has been recorded in these consolidated financial statements as at March 31, 2012. In the general course of operations, Just Energy has made additional provisions for litigation matters that have arisen. Refer to Note 17 for further details.

Trade receivables
Just Energy reviews its individually significant receivables at each reporting date to assess whether an impairment loss should be recorded in the consolidated income statement. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the impairment loss. In estimating these cash flows, Just Energy makes judgments about the borrower’s financial situation and the net realizable value of collateral. These estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance.

Fair value of financial instruments
Where the fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be derived from active markets, they are determined using valuation techniques including discounted cash flow models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgment includes consideration of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments. Refer to Note 11 for further details about the assumptions as well as sensitivity analysis.

Acquisition accounting
For acquisition accounting purposes, all identifiable assets, liabilities and contingent liabilities acquired in a business combination are recognized at fair value on the date of acquisition. Estimates are used to calculate the fair value of these assets and liabilities as at the date of acquisition.

(ii)	ACCOUNTING STANDARDS ISSUED BUT NOT YET APPLIED

IFRS 9, Financial Instruments
As of April 1, 2015, Just Energy will be required to adopt IFRS 9, Financial Instruments, which is the result of the first phase of the IASB’s project to replace IAS 39, Financial Instruments: Recognition and Measurement.  The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 10, Consolidated Financial Statements
As of April 1, 2013, IFRS 10, Consolidated Financial Statements will replace portions of IAS 27, Consolidated and Separate Financial Statements and interpretation SIC-12, Consolidation-Special Purpose Entities. The new standard requires consolidated financial statements to include all controlled entities under a single control model. The Company will be considered to control an investee when it is exposed, or has rights to variable returns from its involvement with the investee and has the current ability to affect those returns through its power over the investee.

As required by this standard, control is reassessed as facts and circumstances change. All facts and circumstances must be considered to make a judgment about whether the Company controls another entity; there are no clear lines. Additional guidance is given on how to evaluate whether certain relationships give the Company the current ability to affect its returns, including how to consider options and convertible instruments, holding less than a majority of voting rights, how to consider protective rights, and principal-agency relationships (including removal rights), all of which may differ from current practice. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

19.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

IFRS 11, Joint Arrangements
On April 1, 2013, Just Energy will be required to adopt IFRS 11, Joint Arrangements, which applies to accounting for interests in joint arrangements where there is joint control. The standard requires the joint arrangements to be classified as either joint operations or joint ventures. The structure of the joint arrangement would no longer be the most significant factor when classifying the joint arrangement as either a joint operation or a joint venture. In addition, the option to account for joint ventures (previously called jointly controlled entities) using proportionate consolidation will be removed and replaced by equity accounting.

The adoption of this new section will have no impact on the Company as joint ventures are currently accounted for using the equity method.

IFRS 12, Disclosure of Interests in Other Entities
On April 1, 2013, Just Energy will be required to adopt IFRS 12, Disclosure of Interests in Other Entities, which includes disclosure requirements about subsidiaries, joint ventures, and associates, as well as unconsolidated structured entities and replaces existing disclosure requirements. Due to this new section, the Company will be required to disclose the following: judgments and assumptions made when deciding how to classify involvement with another entity, interests that non-controlling interests have in consolidated entities, and nature of the risks associated with interests in other entities. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 13, Fair Value Measurement
On April 1, 2013, Just Energy will be required to adopt IFRS 13, Fair Value Measurement. The new standard will establish a single source of guidance for fair value measurements, when fair value is required or permitted by IFRS. Upon adoption, the Company will provide a single framework for measuring fair value while requiring enhanced disclosures when fair value is applied. In addition, fair value will be defined as the ‘exit price’ and concepts of ‘highest and best use’ and ‘valuation premise’ would be relevant only for non-financial assets and liabilities. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IAS 27, Separate Financial Statements
On April 1, 2013 Just Energy will be required to adopt IAS 27, Separate Financial Statements. As a result of the issue of the new consolidation suite of standards, IAS 27 has been reissued to reflect the change as the consolidation guidance has recently been included in IFRS 10.

In addition, IAS 27 will now only prescribe the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when the Company prepares separate financial statements. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IAS 28, Investments in Associates and Joint Ventures
On April 1, 2013, Just Energy will be required to adopt IAS 28, Investments in Associates and Joint Ventures. As a consequence of the issue of IFRS 10, IFRS 11, IFRS 12 and IAS 28 have been amended and will further provide the accounting guidance for investments in associates and will set out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

This standard will be applied by the Company when there is joint control or significant influence over an investee. Significant influence is the power to participate in the financial and operating policy decisions of the investee but does not include control or joint control of those policy decisions. When determined that the Company has an interest in a joint venture, the Company will recognize an investment and will account for it using the equity method in accordance with IAS 28. The Company has not yet assessed the impact of the standard or determined whether it will adopt the

20.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

standard early.

IAS 1, Presentation of Financial Statements
IAS 1, Presentation of Financial Statements, was amended in 2011 to expand on the disclosures required of items within Other Comprehensive Income.  The revised standard requires that an entity distinguishes between those items that are recycled to profit and loss versus those items that are not recycled. Retrospective application is required and the standard is effective for annual periods beginning on or after July 1, 2012. The Company does not expect the amendments to IAS 1 to have a significant impact on its consolidated financial statements.

21.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

5.           PROPERTY, PLANT AND EQUIPMENT

As at March 31, 2012
	Computer	Buildings and		Furniture		Office	Water	Furnaces and air	Leasehold	Solar
	equipment	ethanol plant	Land	and fixtures	Vehicles	equipment	heaters	conditioners	improvements	equipment	Total
Cost:
Operating balance -
April 1, 2011	$7,750	$158,482	$299	$6,090	$215	$17,976	$78,223	$3,813	$8,567	$283	$281,698
Additions/(Disposals)	1,347	-	-	441	(32)	1,668	28,048	7,671	62	35,624	74,829
Acquisition of
subsidiary	348	-	-	8	31	371	-	-	-	-	758
Exchange differences	8	18	-	33	(2)	13	-	-	13	(118)	(35)
March 31, 2012	9,453	158,500	299	6,572	212	20,028	106,271	11,484	8,642	35,789	357,250
Accumulated
Amortization:
Opening balance -
April 1, 2011	(4,958)	(17,426)	-	(3,561)	(88)	(9,520)	(6,887)	(179)	(5,077)	-	(47,696)
Amortization charge
to COGS	-	(5,871)	-	-	-	-	(5,961)	(808)	-	-	(12,640)
Amortization charge
for the year	(1,205)	(1,201)	-	(569)	(41)	(1,905)	-	-	(913)	(13)	(5,847)
Disposals	12	-	-	-	21	(1)	-	-	-	-	32
Exchange differences	(9)	-	-	(11)	-	(9)	-	-	(9)	-	(38)
Ending balance,
March 31, 2012	(6,160)	(24,498)	-	(4,141)	(108)	(11,435)	(12,848)	(987)	(5,999)	(13)	(66,189)
Net book value,
March 31, 2012	$3,293	$134,002	$299	$2,431	$104	$8,593	$93,423	$10,497	$2,643	$35,776	$291,061

As at March 31, 2011
	Computer	Buildings and		Furniture		Office	Water	Furnaces and air	Leasehold	Solar
	equipment	ethanol plant	Land	and fixtures	Vehicles	equipment	heaters	conditioners	improvements	equipment	Total
Cost:
Operating balance -
April 1, 2010	$6,417	$159,897	$299	$5,581	$197	$16,724	$51,059	$317	$8,409	$-	$248,900
Additions/(Disposals)	1,137	(2,055)	-	468	18	684	27,164	3,496	148	297	31,357
Acquisition
of subsidiary	233	670	-	94	-	621	-	-	30	-	1,648
Exchange differences	(37)	(30)	-	(53)	-	(53)	-	-	(20)	(14)	(207)
Ending balance,
March 31, 2011	7,750	158,482	299	6,090	215	17,976	78,223	3,813	8,567	283	281,698
Accumulated
Amortization:
Operating balance -
April 1, 2010	(3,887)	(11,104)	-	(2,972)	(46)	(7,614)	(2,481)	(4)	(4,116)	-	(32,224)
Amortization charge
to COGS	-	(5,256)	-	-	-	-	(4,406)	(175)	-	-	(9,837)
Amortization charge
for the year	(1,086)	(1,066)	-	(606)	(42)	(1,923)	-	-	(975)	-	(5,698)
Exchange differences	15	1	-	17	-	16	-	-	14	-	63
Ending balance,
March 31, 2011	(4,958)	(17,425)	-	(3,561)	(88)	(9,521)	(6,887)	(179)	(5,077)	-	(47,696)
Net book value,
March 31, 2011	$2,792	$141,057	$299	$2,529	$127	$8,455	$71,336	$3,634	$3,490	$283	$234,002
Net book value,
April 1, 2010	$2,530	$148,793	$299	$2,609	$151	$9,110	$48,578	$313	$4,293	$-	$216,676

22.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

6.           INTANGIBLE ASSETS

As at March 31, 2012								Commodity
								billing and
		Electricity	Water heater		Sales			settlement	IT system
	Gas contracts	contracts	contracts	Goodwill	network	Brand	Software	systems	development	Other	Total
Cost:
Opening balance -
April 1, 2011	$248,828	$436,339	$23,164	$227,467	$80,561	$10,692	$9,540	$6,515	$19,691	$9,006	$1,071,803
Acquisition of a subsidiary	-	39,533	-	21,106	42,359	13,034	215	-	-	-	116,247
Write-down of fully
amortized assets	(1,842)	-	-	-	-	-	-	-	-	-	(1,842)
Additions	-	-	879	-	-	-	4,084	15	773	116	5,867
Exchange differences	3,759	3,981	-	592	158	(357)	83	51	493	248	9,008
Ending balance,
March 31, 2012	250,745	479,853	24,043	249,165	123,078	23,369	13,922	6,581	20,957	9,370	1,201,083
Accumulated
Amortization:
Opening balance -
April 1, 2011	(144,568)	(248,673)	(2,813)	-	(14,770)	-	(6,616)	(6,453)	(3,478)	(4,213)	(431,584)
Write-down of fully
amortized assets	1,842	-	-	-	-	-	-	-	-	-	1,842
Amortization charge
for the year	(23,902)	(54,468)	(1,631)	-	(19,006)	-	(2,890)	(18)	(4,089)	(2,229)	(108,233)
Amortization in mark
to market	(38,663)	(74,330)	-	-	-	-	-	-	-	-	(112,993)
Exchange differences	(2,856)	(2,668)	-	-	(508)	-	(22)	(51)	(106)	(129)	(6,340)
Ending balance,
March 31, 2012	(208,147)	(380,139)	(4,444)	-	(34,284)	-	(9,528)	(6,522)	(7,673)	(6,571)	(657,308)
Net book value,
March 31, 2012	$42,598	$99,714	$19,599	$249,165	$88,794	$23,369	$4,394	$59	$13,284	$2,799	$543,775

As at March 31, 2011								Commodity
								billing and
		Electricity	Water heater		Sales			settlement	IT system
	Gas contracts	contracts	contracts	Goodwill	network	Brand	Software	systems	development	Other	Total
Cost:
Operating balance -
April 1, 2010	$472,756	$266,700	$23,081	$186,832	$-	$-	$5,562	$6,545	$605	$2,377	$964,458
Acquisition of a
subsidiary	26,225	200,653	-	32,317	84,400	11,200	911	-	17,954	6,545	380,205
Write-down of fully
amortized assets	(243,929)	(21,083)	-	-	-	-	-	-	-	-	(265,012)
Adjustments to
goodwill	-	-	-	9,877	-	-	-	-	-	-	9,877
Additions	-	-	83	-	-	-	3,208	54	1,949	490	5,784
Exchange differences	(6,224)	(9,931)	-	(1,559)	(3,839)	(508)	(141)	(84)	(817)	(406)	(23,509)
Ending balance,
March 31, 2011	248,828	436,339	23,164	227,467	80,561	10,692	9,540	6,515	19,691	9,006	1,071,803
Accumulated
Amortization:
Opening balance -
April 1, 2010	(307,413)	(113,862)	(1,218)	-	-	-	(4,198)	(6,515)	(21)	(2,377)	(435,604)
Write-down of fully
amortized assets	243,929	21,083	-	-	-	-	-	-	-	-	265,012
Amortization charge
for the year	(31,841)	(63,642)	(1,595)	-	(15,511)	-	(2,576)	(22)	(3,614)	(2,040)	(120,841)
Amortization in mark
to market	(53,757)	(96,064)	-	-	-	-	-	-	-	-	(149,821)
Exchange differences	4,514	3,812	-	-	741	-	158	84	157	204	9,670
Ending balance,
March 31, 2011	(144,568)	(248,673)	(2,813)	-	(14,770)	-	(6,616)	(6,453)	(3,478)	(4,213)	(431,584)
Net book value,
March 31, 2011	$104,260	$187,666	$20,351	$227,467	$65,791	$10,692	$2,924	$62	$16,213	$4,793	$640,219
Net book value,
April 1, 2010	$165,343	$152,838	$21,863	$186,832	$-	$-	$1,364	$30	$584	$-	$528,854

23.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The capitalized internally developed costs relate to the development of new customer billing and analysis software solutions for the different energy markets of Just Energy. All research costs and development costs not eligible for capitalization have been expensed and are recognized in administrative expenses.

7.         RESTRICTED CASH

Restricted cash consists of the following:

(i)
As part of the acquisition of Newten Home Comfort Inc. in 2009, the Company was required to transfer cash into a trust account, in trust for the vendors, as part of the contingent consideration. The contingent consideration payments, which will become payable in July 2012 are based on the number of completed water heater installations.  As of March 31, 2012, the amount of restricted cash is $1,250.

(ii)
As part of the acquisition of Fulcrum Retail Holdings LLC (“Fulcrum”), Note 9(a), Just Energy was required to transfer $10,949 into a restricted cash account until such transfer time that the amount of the contingent consideration is known.

8.         INVENTORY

The amount of inventory recognized as an expense during the year ended March 31, 2012, was $94,349 (2011-$77,376). There have been no write-downs of inventory. Inventory is made up of the following:

	March 31,	March 31,	April 1,
	2012	2011	2010
Raw materials	$1,220	$2,224	$2,308
Work in progress	775	518	463
Finished goods	7,993	4,164	3,552
	$9,988	$6,906	$6,323

9.         ACQUISITIONS

(a)	Acquisition of Fulcrum Retail Holdings LLC

On October 3, 2011, Just Energy completed the acquisition of the equity interest of Fulcrum with an effective date of October 1, 2011.  The acquisition was funded by an issuance of $100 million in convertible debentures (Note 15(f)).

The consideration for the acquisition was US$79.4 million paid at the time of closing, subject to customary working capital adjustments. Just Energy paid US$7.3 million in connection with the preliminary working capital adjustment still subject to finalization.  Just Energy will also pay up to US$11.0 million in cash and issue up to 867,025 common shares (collectively, the “Earn-Out” amount) to the sellers 18 months following the closing date, provided that certain EBITDA and billed volume targets are satisfied by Fulcrum. On the Earn-Out amount, Just Energy will pay 4.006% interest on the cash portion and $1.86 per share issued at the end of the Earn-Out period.  The $11.0 million is being held in a restricted cash account until the amount is finalized. The fair value of the contingent consideration at acquisition was estimated to be $18,327.  Changes in the fair value of the contingent consideration will be recorded in the consolidated income statement as a change in fair value of derivative instruments.  The contingent consideration was valued at $21,407 as at March 31, 2012, and is included in other non-current financial liabilities.

24.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The acquisition of Fulcrum was accounted for using the acquisition method of accounting. Just Energy allocated the purchase price to the identified assets and liabilities acquired based on their fair values at the time of acquisition as follows:

Fair value recognized on acquisition
Current assets (including cash of $3,875)	$43,528
Property, plant and equipment	758
Software	215
Customer contracts and relationships	39,533
Affinity relationships	42,359
Brand	13,034
Contract initiation costs	156
Non-controlling interest	540
140,123

Current liabilities	(44,856)
Other liabilities – current	(12,430)
Other liabilities – long term	(3,768)
Deferred lease inducements	(322)
Long-term debt	(586)
(61,962)

Total identifiable net assets acquired	78,161
Goodwill arising on acquisition	21,106
Total consideration	$99,267

Cash paid, net of estimated working capital
adjustment	$80,940
Contingent consideration	18,327
Total consideration	$99,267

The transaction costs related to the acquisition of Fulcrum have been expensed and are included in other operating expenses in the consolidated income statement. The transaction costs related to the issuance of the convertible debentures have been capitalized and were allocated to the equity and liability component of the convertible debt in relation to the fair value of both the components. Goodwill of $21,106 comprises the value of expected ongoing synergies from the acquisition. None of the goodwill recognized is expected to be deductible for income tax purposes. Goodwill associated with the Fulcrum acquisition is part of the electricity marketing segment.  The purchase price allocation is considered preliminary, and as a result, it may be adjusted during the 12-month period following the acquisition, in accordance with IFRS 3.  Since the last quarter, the Company decreased the working capital by approximately $4,000, decreased the working capital adjustment by $1,500, increased other liabilities - current by approximately $1,700 and increased customer contracts and relationships by approximately $3,700, resulting in a net increase to goodwill of approximately $500.

25.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The fair value of the trade receivables amounted to $20,600 at the date of acquisition. The gross amount of trade receivables was $27,540.

The customer contracts and relationships and affinity relationships are amortized over the average remaining life at the time of acquisition. The electricity contracts and customer relationships are amortized over 42 months (3.5 years). The affinity relationships are amortized over eight years.  The brand value is considered to be indefinite and, therefore, not subject to amortization.   Brand represents the value allocated to the market awareness of the operating names used to sell and promote its products.

From the date of acquisition, Fulcrum has contributed $107,305 of revenue and a loss of $9,083 to the consolidated net loss before tax of Just Energy for the period ended March 31, 2012. If the combination had taken place at the beginning of the fiscal year, consolidated revenue would have been $2,926,157, and the consolidated net loss before tax would have been $96,327 for the year ended March 31, 2012.

(b)	Acquisition of Hudson Energy Services, LLC

On May 7, 2010, Just Energy completed the acquisition of all of the equity interests of Hudson Parent Holdings, LLC, and all the common shares of Hudson Energy Corp., thereby indirectly acquiring Hudson Energy Services, LLC (“Hudson”), with an effective date of May 1, 2010.  The acquisition was funded by an issuance of $330 million in convertible debentures issued on May 5, 2010 (Note 15(e)). There is no contingent consideration involved in the business acquisition.

The acquisition of Hudson was accounted for using the acquisition method of accounting. Just Energy allocated the purchase price to the identified assets and liabilities acquired based on their fair values at the time of acquisition as follows:

26.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Fair value recognized on acquisition
Current assets (including cash of $24,003)	$88,696
Property, plant and equipment	1,648
Software	911
Electricity contracts and customer relationships	200,653
Gas contracts and customer relationships	26,225
Broker network	84,400
Brand	11,200
Information technology system development	17,954
Contract initiation costs	20,288
Other intangible assets	6,545
Unbilled revenue	15,092
Notes receivable – long term	1,312
Security deposits – long term	3,544
Other assets – current	124
Other assets – long term	100
478,692

Current liabilities	(107,817)
Other liabilities – current	(74,683)
Other liabilities – long term	(40,719)
(223,219)

Total identifiable net assets acquired	255,473
Goodwill arising on acquisition	32,317
Total consideration	$287,790

Cash outflow on acquisition:
Cash paid	$287,790
Net cash acquired with the subsidiary	(24,003)
Holdback	(9,345)
Net cash outflow	$254,442

The transaction costs related to the acquisition of Hudson have been expensed and are included in other operating expenses in the consolidated income statement. The transaction costs related to the issuance of the convertible debentures have been capitalized and were allocated to the equity and liability component of the convertible debt in relation to the fair value of both the components. Goodwill of $32,317 comprises the value of expected synergies from the acquisition. None of the goodwill recognized is expected to be deductible for income tax purposes. Goodwill associated with the Hudson acquisition is part of the U.S. gas and electricity marketing segments. As at March 31, 2012, all holdbacks have been paid in full.

The fair value of the trade receivables amounted to $62,022 at the date of acquisition. The gross amount of trade receivables is $67,526.  None of the trade receivables have been impaired and it is expected that the full contractual amount can be collected.

All contracts and intangible assets, excluding brand, are amortized over the average remaining life at the time of acquisition. The gas and electricity contracts and customer relationships are amortized over periods of 30 months and 35 months,

27.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

 respectively. Other intangible assets, excluding brand, are amortized over periods ranging from three to five years.  The brand value is considered to be indefinite and, therefore, not subject to amortization.   Brand represents the value allocated to the market awareness of the operating names used to sell and promote its products.

From the date of acquisition, Hudson has contributed $654,802 of revenue and $5,914 to the net profit before tax of Just Energy for the period ended March 31, 2011. If the combination had taken place at the beginning of the prior fiscal year, consolidated revenue would have been $2,992,531 and the consolidated income would have been $548,799 for the year ended March 31, 2011.

10.	JOINT VENTURE

Effective July 1, 2011, Just Energy has a 50% interest in Just Ventures LLC and Just Ventures L.P. (collectively “Just Ventures”) jointly controlled entities that are involved in the marketing of Just Energy products.  The marketing efforts of Just Ventures are primarily internet based and through telemarketing which differs from Just Energy’s traditional sales channels.

Just Ventures is currently funded by its investors and all advances are recorded as additional capital contributions.

2012
Share of the associate's revenue and profit:
Revenue eliminated on consolidation	$335
Loss	$(1,971)
Carrying amount of the investment	$-

At any time subsequent to the second anniversary of the joint venture agreements, the other participant in the joint venture has the ability to sell part or all of its interest in Just Ventures (the “Put”).  The amount is determined based on the fair value of the previous month’s billed customers.  As at March 31, 2012, the Put was estimated to have a nominal value and is therefore not reflected in these consolidated financial statements.

28.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

11.	FINANCIAL INSTRUMENTS

(a)	Fair value

Fair value is the estimated amount that Just Energy would pay or receive to dispose of these supply contracts in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act. Management has estimated the value of electricity, unforced capacity, heat rates, heat rate options, renewable and gas swap and forward contracts using a discounted cash flow method, which employs market forward curves that are either directly sourced from third parties or are developed internally based on third party market data. These curves can be volatile thus leading to volatility in the mark to market with no impact to cash flows. Gas options have been valued using the Black option value model using the applicable market forward curves and the implied volatility from other market traded gas options.

Effective July 1, 2008, Just Energy ceased the utilization of hedge accounting. Accordingly, all the mark to market changes on Just Energy’s derivative instruments are recorded on a single line on the consolidated income statement. Due to the commodity volatility and size of Just Energy, the quarterly swings in mark to market on these positions will increase the volatility in Just Energy’s earnings.

29.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following tables illustrate gains/(losses) related to Just Energy’s derivative financial instruments classified as held-for-trading and recorded on the consolidated statements of financial position as other assets and other liabilities with their offsetting values recorded in change in fair value of derivative instruments for the year ended March 31, 2012:

	Change in fair value of derivative instruments
	For the year	For the year	For the year	For the year
	ended	ended	ended	ended
	March 31, 2012	March 31, 2012	March 31, 2011	March 31, 2011
		(USD)		(USD)
Canada
Fixed-for-floating electricity swaps (i)	$44,269	n/a	$232,806	n/a
Renewable energy certificates (ii)	(60)	n/a	(987)	n/a
Verified emission-reduction credits (iii)	95	n/a	(952)	n/a
Options (iv)	(1,330)	n/a	333	n/a
Physical gas forward contracts (v)	52,114	n/a	138,623	n/a
Transportation forward contracts (vi)	(39)	n/a	11,365	n/a
Fixed financial swaps (vii)	(21,134)	n/a	(1,217)	n/a
United States
Fixed-for-floating electricity swaps (viii)	(77,879)	(76,155)	45,009	44,913
Physical electricity forward contracts (ix)	(41,463)	(41,192)	46,472	46,421
Unforced capacity forward contracts (x)	(3,455)	(3,535)	(416)	(388)
Unforced capacity physical contracts (xi)	(2,511)	(2,705)	(1,955)	(1,908)
Renewable energy certificates (xii)	1,494	1,563	(1,077)	(1,032)
Verified emission-reduction credits (xiii)	160	137	(140)	(136)
Options (xiv)	(1,611)	(1,580)	1,160	1,142
Physical gas forward contracts (xv)	16,525	16,618	118,077	116,831
Transportation forward contracts (xvi)	1,534	1,547	568	578
Heat rate swaps (xvii)	22,321	22,058	(1,789)	(1,592)
Fixed financial swaps (xviii)	(34,760)	(34,251)	(47,792)	(45,967)
Foreign exchange forward contracts (xix)	(1,213)	n/a	1,116	n/a
Ethanol physical forward contracts	(135)	n/a	135	n/a
Amortization of deferred unrealized gains on
discontinued hedges	69,162	n/a	119,883	n/a
Amortization of derivative financial instruments
related to acquisitions	(112,993)	n/a	(149,821)	n/a
Liability associated with Exchangeable Shares
and equity-based compensation	-	n/a	(3,354)	n/a
Change in fair value of contingent consideration	(5,436)	n/a	n/a	n/a
Change in fair value of derivative
instruments	$(96,345)		$506,047

30.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following table summarizes certain aspects of the financial assets and liabilities recorded in the consolidated financial statements as at March 31, 2012:

	Other assets	Other assets	Other liabilities	Other liabilities
	(current)	(long term)	(current)	(long term)

Canada
Fixed-for-floating electricity swaps (i)	$-	$-	$105,794	$74,614
Renewable energy certificates (ii)	154	49	158	292
Verified emission-reduction credits (iii)	-	-	387	462
Options (iv)	975	359	1,644	656
Physical gas forward contracts (v)	-	-	159,742	89,576
Transportation forward contracts (vi)	-	-	5,396	2,776
Fixed financial swaps (vii)	-	-	8,192	14,159
United States
Fixed-for-floating electricity swaps (viii)	-	11	90,698	41,425
Physical electricity forward contracts (ix)	-	-	121,213	30,674
Unforced capacity forward contracts (x)	5	-	1,664	2,086
Unforced capacity physical contracts (xi)	724	-	4,642	1,225
Renewable energy certificates (xii)	266	305	750	889
Verified emission-reduction credits (xiii)	42	80	304	420
Options (xiv)	73	-	601	349
Physical gas forward contracts (xv)	40	-	29,442	7,720
Transportation forward contracts (xvi)	34	-	1,137	241
Heat rate swaps (xvii)	10,307	14,511	-	-
Fixed financial swaps (xviii)	-	-	81,497	42,054
Foreign exchange forward contracts (xix)	179	-	-	-
Contingent consideration - Newten	-	-	1,376	-
Contingent consideration - Fulcrum (Note 9)	-		21,407
As at March 31, 2012	$12,799	$15,315	$636,044	$309,617

31.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following table summarizes certain aspects of the financial assets and liabilities recorded in the consolidated financial statements as at March 31, 2011:

	Other assets	Other assets	Other liabilities	Other liabilities
	(current)	(long term)	(current)	(long term)

Canada
Fixed-for floating electricity swaps (i)	$-	$-	$131,279	$93,397
Renewable energy certificates (ii)	194	196	158	417
Verified emission-reduction credits (iii)	-	-	315	628
Options (iv)	815	692	4,403	-
Physical gas forward contracts (v)	-	-	166,634	134,847
Transportation forward contracts (vi)	-	24	5,301	2,858
Fixed financial swaps (vii)	-	1,037	2,235	19
United States
Fixed-for-floating electricity swaps (viii)	125	45	29,028	25,719
Physical electricity forward contracts (ix)	-	310	55,548	37,535
Unforced capacity forward contracts (x)	309	177	581	118
Unforced capacity physical contracts (xi)	100	410	1,606	1,280
Renewable energy certificates (xii)	44	49	1,037	1,610
Verified emission-reduction credits (xiii)	13	36	275	491
Options (xiv)	1	-	1,056	165
Physical gas forward contracts (xv)	40	-	32,883	19,354
Transportation forward contracts (xvi)	-	-	1,526	1,281
Heat rate swaps (xvii)	639	2,408	180	131
Fixed financial swaps (xviii)	40	-	51,361	35,562
Foreign exchange forward contracts (xix)	1,391	-	-	-
Ethanol physical forward contracts	135	-	-	-
As at March 31, 2011	$3,846	$5,384	$485,406	$355,412

32.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following table summarizes certain aspects of the financial assets and liabilities recorded in the consolidated financial statements as at April 1, 2010:

	Other assets	Other assets	Other liabilities	Other liabilities
	(current)	(long term)	(current)	(long term)

Canada
Fixed-for floating electricity swaps (i)	$-	$-	$244,563	$212,920
Renewable energy certificates (ii)	350	621	30	139
Verified emission-reduction credits (iii)	2	7	-	-
Options (iv)	757	416	-	-
Physical gas forward contracts (v)	-	-	237,145	203,088
Transportation forward contracts (vi)	-	-	11,060	8,439
United States
Fixed-for-floating electricity swaps (viii)	-	-	31,291	30,464
Physical electricity forward contracts (ix)	-	-	38,015	39,035
Unforced capacity forward contracts (x)	523	102	445	9
Unforced capacity physical contracts (xi)	33	146	731	-
Renewable energy certificates (xii)	107	130	918	945
Verified emission-reduction credits (xiii)	-	-	167	447
Options (xiv)	-	-	912	915
Physical gas forward contracts (xv)	-	-	96,938	75,142
Transportation forward contracts (xvi)	-	-	1,265	2,262
Heat rate swaps (xvii)	654	3,605	-	-
Fixed financial swaps (xviii)	-	-	21,720	16,767
Foreign exchange forward contracts (xix)	277	-	-	-
As at April 1, 2010	$2,703	$5,027	$685,200	$590,572

33.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following table summarizes financial instruments classified as held-for-trading as at March 31, 2012, to which JustEnergy has committed:

			Total			Fair value
	Contract type	Notional volume	remaining	Maturity date	Fixed price	favourable/	Notional
			volume			(unfavourable)	value
	Canada
(i)	Fixed-for-floating	0.0001-48	7,536,951	April 30, 2012 -	$22.20-$128.13	($180,408)	$438,180
	electricity swaps *	MWh	MWh	December 31, 2019
(ii)	Renewable energy	10-90,000	780,310	December 31, 2012 -	$3.00-$26.00	($247)	$5,151
	certificates	MWh	MWh	December 31, 2015
(iii)	Verified emission-	6,000-50,000	599,000	December 31, 2013 -	$6.25-$11.50	($849)	$5,307
	reduction credits	tonnes	tonnes	December 31, 2016
(iv)	Options	119-33,000	713,089	April 30, 2012 -	$7.16-$12.39	($966)	$1,832
		GJ/month	GJ	February 28, 2014
(v)	Physical gas forward	1-8,376	64,316,388	April 30, 2012 -	$1.35-$10.00	($249,318)	$430,907
	contracts	GJ/day	GJ	March 31, 2016
(vi)	Transportation forward	74-17,000	35,595,520	April 30, 2012 -	$0.0025-$1.5600	($8,172)	$18,079
	contracts	GJ/day	GJ	August 31, 2015
(vii)	Fixed financial swaps	14,000-139,500	19,853,500	March 31, 2013 -	$2.34-$5.20	($22,351)	$88,642
		GJ/month	GJ	March 31, 2017
	United States
(viii)	Fixed-for-floating	0.10-80	9,577,598	April 30, 2012 -	$24.49-$136.41	($132,112)	$488,254
	electricity swaps *	MWh	MWh	March 31, 2017	(US$24.55-$136.75)	(US($132.443))	(US$489,478)
(ix)	Physical electricity	1-100	13,393,411	April 30, 2012 -	$26.77-$109.97	($151,887)	$624,024
	forwards	MWh	MWh	May 31, 2017	(US$26.84-$110.25)	(US($152,268))	(US$625,588)
(x)	Unforced capacity	3-150	118,766	June 30, 2012 -	$1,812-$7,980	($3,745)	$7,739
	forward contracts	MWCap	MWCap	May 31, 2014	(US$1,817-$8,000)	(US($3,754))	(US$7,758)
(xi)	Unforced capacity	1-280	5,336	April 30, 2012 -	$848-$9,327	($5,144)	$27,672
	physical contracts	MWCap	MWCap	May 31, 2014	(US$850-$9,350)	(US($5,157))	(US$27,741)
(xii)	Renewable energy	300-160,000	2,987,250	December 31, 2012 -	$0.55-$42.64	($1,068)	$15,992
	certificates	MWh	MWh	December 31, 2017	(US$0.55-$42.75)	(US($1,071))	(US$16,032)
(xiii)	Verified emission-	8,000-50,000	658,000	December 31, 2012 -	$3.49-$8.73	($602)	$4,064
	reduction credits	tonnes	tonnes	December 31, 2016	(US$3.50-$8.75)	(US($604))	(US$4,074)
(xiv)	Options	60-60,000	1,233,065	April 30, 2012 -	$7.73-$13.77	($877)	$166
		mmBTU/month	mmBTU	December 31, 2014	(US$7.75-$13.80)	(US($879))	(US$166)
(xv)	Physical gas forward	5-2,500	7,139,328	April 2, 2012 -	$2.21-$11.85	($37,122)	$58,701
	contracts	mmBTU/month	mmBTU	July 31, 2014	(US$2.22-$11.88)	(US($37,215))	(US$58,848)
(xvi)	Transportation forward	15-13,205	10,739,615	April 02, 2012 -	$0.08-$1.50	($1,344)	$22,967
	contracts	mmBTU/day	mmBTU	August 31, 2015	(US$0.08-$1.50)	(US($1,347))	(US$23,025)
(xvii)	Heat rate swaps	1-50	3,248,369	April 30, 2012 -	$14.10-$65.06	$24,817	$97,111
		MWh	MWh	October 31, 2016	(US$14.14-$65.22)	(US$24,879)	(US$97,354)
(xviii)	Fixed financial swaps	930-600,000	44,416,997	April 30, 2012 -	$2.64-$9.24	($123,549)	$265,023
		mmBTU/month	mmBTU	May 31, 2017	(US$2.65-$9.26)	(US($123,859))	(US$265,687)
(xix)	Foreign exchange	($497-$3,614)	n/a	April 02, 2012 -	$0.977-$1.048	$179	$22,630
	forward contracts	(US$500-$3,500)		January 2, 2013			(US$22,687)
* Some of the electricity fixed-for-floating contracts related to the Province of Alberta and the Province of Ontario are load-following, wherein the quantity of electricity contained in the supply contract “follows” the usage of customers designated by the supply contract. Notional volumes associated with these contracts are estimates and are subject to change with customer usage requirements.  There are also load shaped fixed-for-floating contracts in these and the rest of Just Energy’s electricity markets wherein the quantity of electricity is established but varies throughout the term of the contracts.

The estimated amortization of deferred gains and losses reported in accumulated other comprehensive income that is expected to be amortized to net income within the next 12 months is a gain of approximately $32.5 million.

These derivative financial instruments create a credit risk for Just Energy since they have been transacted with a limited number of counterparties. Should any counterparty be unable to fulfill its obligations under the contracts, Just Energy may not be able to realize the other asset balance recognized in the consolidated financial statements.

34.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Fair value (“FV”) hierarchy

Level 1

The fair value measurements are classified as Level 1 in the FV hierarchy if the fair value is determined using quoted, unadjusted market prices. Just Energy values its cash and cash equivalent, accounts receivable, unbilled revenue, bank indebtedness, trade and other payables and long-term debt under Level 1.

Level 2

Fair value measurements that require inputs other than quoted prices in Level 1, either directly or indirectly, are classified as Level 2 in the FV hierarchy. This could include the use of statistical techniques to derive the FV curve from observable market prices. However, in order to be classified under Level 2, inputs must be substantially observable in the market. Just Energy values its New York Mercantile Exchange (“NYMEX”) financial gas fixed-for-floating swaps under Level 2.

Level 3

Fair value measurements that require unobservable market data or use statistical techniques to derive forward curves from observable market data and unobservable inputs are classified as Level 3 in the FV hierarchy. For the electricity supply contracts, Just Energy uses quoted market prices as per available market forward data and applies a price-shaping profile to calculate the monthly prices from annual strips and hourly prices from block strips for the purposes of mark to market calculations. The profile is based on historical settlements with counterparties or with the system operator and is considered an unobservable input for the purposes of establishing the level in the FV hierarchy. For the natural gas supply contracts, Just Energy uses three different market observable curves: i) Commodity (predominately NYMEX), ii) Basis and iii) Foreign exchange. NYMEX curves extend for over five years (thereby covering the length of Just Energy’s contracts); however, most basis curves only extend 12 to 15 months into the future. In order to calculate basis curves for the remaining years, Just Energy uses extrapolation, which leads natural gas supply contracts to be classified under Level 3.

Fair value measurement input sensitivity

The main cause of changes in the fair value of derivative instruments are changes in the forward curve prices used for the fair value calculations. Just Energy provides a sensitivity analysis of these forward curves under the market risk section of this note. Other inputs, including volatility and correlations, are driven off historical settlements.

35.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following table illustrates the classification of financial assets/(liabilities) in the FV hierarchy as at March 31, 2012:

	Level 1	Level 2	Level 3	Total
Financial assets
Cash and short-term deposits	$65,419	$-	$-	$65,419
Loans and receivables	437,216	-	-	437,216
Derivative financial assets	-	-	28,114	28,114
Financial liabilities
Derivative financial liabilities	-	(98,193)	(847,468)	(945,661)
Other financial liabilities	(1,064,888)	-	-	(1,064,888)
Total net derivative liabilities	$(562,253)	$(98,193)	$(819,354)	$(1,479,800)

The following table illustrates the classification of financial assets/(liabilities) in the FV hierarchy as at March 31, 2011:

	Level 1	Level 2	Level 3	Total
Financial assets
Cash and short-term deposits	$98,466	$-	$-	$98,466
Loans and receivables	398,401	-	-	398,401
Derivative financial assets	-	1,077	8,153	9,230
Financial liabilities
Derivative financial liabilities	-	(89,177)	(751,641)	(840,818)
Other financial liabilities	(886,696)	-	-	(886,696)
Total net derivative liabilities	$(389,829)	$(88,100)	$(743,488)	$(1,221,417)

The following table illustrates the classification of financial assets/(liabilities) in the FV hierarchy as at April 1, 2010:

	Level 1	Level 2	Level 3	Total
Financial assets
Cash and short-term deposits	$78,782	$-	$-	$78,782
Loans and receivables	295,663	-	-	295,663
Derivative financial assets	-	-	7,730	7,730
Financial liabilities
Derivative financial liabilities	-	(38,487)	(1,237,285)	(1,275,772)
Other financial liabilities	(478,889)	-	-	(478,889)
Total net derivative liabilities	$(104,444)	$(38,487)	$(1,229,555)	$(1,372,486)

36.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following table illustrates the changes in net fair value of financial assets/(liabilities) classified as Level 3 in the FV hierarchy for the year ended March 31:

	March 31, 2012	March 31, 2011
Opening balance, April 1	$(743,488)	$(1,229,555)

Total gain/(losses) - Profit for the period	(376,121)	6,891
Purchases	(201,235)	(256,294)
Sales	41,547	3,795
Settlements	459,943	731,675
Transfer out of Level 3	-	-
Closing balance	$(819,354)	$(743,488)

(b)  Classification of financial assets and liabilities

The following table represents the fair values and carrying amounts of financial assets and liabilities measured at amortized cost.

As at March 31, 2012	Carrying amount	Fair value

Cash and cash equivalents	$53,220	$53,220
Restricted cash	12,199	12,199
Current trade and other receivables	299,945	299,945
Unbilled revenues	130,796	130,796
Non-current receivables	6,475	6,475
Other financial assets	28,114	28,114
Bank indebtedness, trade and other payables	288,205	288,205
Long-term debt	776,683	826,991
Other financial liabilities	945,661	945,661

As at March 2011 and April 1, 2010, the carrying amounts of the above financial assets and liabilities was equal to their fair value, except for long-term debt which had a fair value of $663,407 as at March 31, 2011 and $302,689 as at April 1, 2010.

For the years ended March 31
	2012	2011
Interest expense on financial liabilities not held-for-trading	$60,935	$59,883

The carrying value of cash and cash equivalents, restricted cash, current trade and other receivables, unbilled revenues and trade and other payables approximates the fair value due to their short-term liquidity.

The carrying value of long-term debt approximates its fair value as the interest payable on outstanding amounts is at rates that vary with Bankers’ Acceptances, LIBOR, Canadian bank prime rate or U.S. prime rate, with the exception of the $90m, $330m and $100m convertible debentures, which are fair valued, based on market value.

37.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

(c)    Management of risks arising from financial instruments

The risks associated with Just Energy’s financial instruments are as follows:

(i)     Market risk

Market risk is the potential loss that may be incurred as a result of changes in the market or fair value of a particular instrument or commodity.  Components of market risk to which Just Energy is exposed are discussed below.

Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investment in U.S. operations.

A portion of Just Energy’s income is generated in U.S. dollars and is subject to currency fluctuations. The performance of the Canadian dollar relative to the U.S. dollar could positively or negatively affect Just Energy’s income. Due to its growing operations in the U.S., Just Energy expects to have a greater exposure to U.S. fluctuations in the future than in prior years.  Just Energy has hedged between 25% and 90% of certain forecasted cross border cash flows that are expected to occur within the next year. The level of hedging is dependent on the source of the cash flow and the time remaining until the cash repatriation occurs.

Just Energy may, from time to time, experience losses resulting from fluctuations in the values of its foreign currency transactions, which could adversely affect its operating results.  Translation risk is not hedged.

With respect to translation exposure, as at March 31, 2012, if the Canadian dollar had been 5% stronger or weaker against the U.S. dollar, assuming that all the other variables had remained constant, net loss for the year would have been $10,700 higher/lower and other comprehensive loss would have been $6,400 higher/lower.

Interest rate risk

Just Energy is also exposed to interest rate fluctuations associated with its floating rate credit facility. Just Energy’s current exposure to interest rates does not economically warrant the use of derivative instruments. Just Energy’s exposure to interest rate risk is relatively immaterial and temporary in nature. Just Energy does not currently believe that this long-term debt exposes it to material financial risks but has set out parameters to actively manage this risk within its Risk Management Policy.

A 1% increase (decrease) in interest rates would have resulted in a decrease (increase) in income before income taxes for the year ended March 31, 2012, of approximately $1,112, respectively.

Commodity price risk

Just Energy is exposed to market risks associated with commodity prices and market volatility where estimated customer requirements do not match actual customer requirements. Management actively monitors these positions on a daily basis in accordance with its Risk Management Policy. This policy sets out a variety of limits; most importantly, thresholds for open positions in the gas and electricity portfolios which also feed a Value at Risk limit; should any of the limits be exceeded, they are closed expeditiously or express approval to continue to hold is obtained.  Just Energy's exposure to market risk is affected by a number of factors, including accuracy of estimation of customer commodity requirements, commodity prices, volatility and liquidity of markets. Just Energy enters into derivative instruments in order to manage exposures to changes in commodity prices. The derivative instruments that are used are designed to fix the price of supply for estimated customer commodity demand and thereby fix margins such that shareholder dividends can be appropriately established.  Derivative instruments are generally transacted over the counter.  The inability or failure of Just Energy to manage and monitor the above market risks could have a material adverse effect on the operations and cash flow of Just Energy. Just Energy mitigates the exposure for

38.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

variances in customer requirements that are driven by changes in expected weather conditions, through active management of the underlying portfolio, which involves, but is not limited to, the purchase of options including weather derivatives. Just Energy’s ability to mitigate weather effects is limited by the severity of weather from normal.

Commodity price sensitivity – all derivative financial instruments

If the energy prices including natural gas, electricity, verified emission-reduction credits and renewable energy certificates had risen (fallen) by 10%, assuming that all the other variables had remained constant, income before taxes for the year ended March 31, 2012, would have increased (decreased) by $149,312 ($148,598) primarily as a result of the change in the fair value of Just Energy’s derivative instruments.

Commodity price sensitivity – Level 3 derivative financial instruments

If the energy prices including natural gas, electricity, verified emission-reduction credits and renewable energy certificates had risen (fallen) by 10%, assuming that all the other variables had remained constant, income before taxes for the year ended March 31, 2012, would have increased (decreased) by $137,213 ($136,512) primarily as a result of the change in the fair value of Just Energy’s derivative instruments.

(ii)   Credit risk

Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and causes financial loss to another party. Just Energy is exposed to credit risk in two specific areas: customer credit risk and counterparty credit risk.

Customer credit risk

In Alberta, Texas, Illinois, British Columbia, New York, Massachusetts, Pennsylvania, California, Michigan, and Georgia, Just Energy has customer credit risk and, therefore, credit review processes have been implemented to perform credit evaluations of customers and manage customer default. If a significant number of customers were to default on their payments, it could have a material adverse effect on the operations and cash flows of Just Energy.  Management factors default from credit risk in its margin expectations for all the above markets.

The aging of the accounts receivable from the above markets was as follows:

	March 31, 2012	March 31, 2011	April 1, 2010

Current	$69,738	$61,695	$44,531
1 – 30 days	15,530	15,088	13,873
31 – 60 days	5,681	5,533	4,598
61 – 90 days	2,905	5,652	1,768
Over 91 days	19,947	10,322	3,973

	$113,801	$98,290	$68,743

39.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Changes in the allowance for doubtful accounts were as follows:

	March 31, 2012	March 31, 2011
Balance, beginning of year	$25,115	$17,519
Allowance on acquired receivables	6,940	5,591
Provision for doubtful accounts	28,514	27,627
Bad debts written off	(29,215)	(23,801)
Other	3,572	(1,821)
Balance, end of year	$34,926	$25,115

For the remaining markets, the LDCs for a fee, provide collection services and assume the risk of any bad debts owing from Just Energy’s customers. Management believes that the risk of the LDCs failing to deliver payment to Just Energy is minimal. There is no assurance that the LDCs that provide these services will continue to do so in the future.

Counterparty credit risk

Counterparty credit risk represents the loss that Just Energy would incur if a counterparty fails to perform under its contractual obligations. This risk would manifest itself in Just Energy replacing contracted supply at prevailing market rates, thus impacting the related customer margin. Counterparty limits are established within the Risk Management Policy. Any exceptions to these limits require approval from the Board of Directors of JEGI. The Risk Department and Risk Committee monitor current and potential credit exposure to individual counterparties and also monitor overall aggregate counterparty exposure.  However, the failure of a counterparty to meet its contractual obligations could have a material adverse effect on the operations and cash flows of Just Energy.

As at March 31, 2012, the maximum counterparty credit risk exposure amounted to $141,915, representing the risk relating to the Company’s derivative financial assets and accounts receivable.

(iii)    Liquidity risk

Liquidity risk is the potential inability to meet financial obligations as they fall due. Just Energy manages this risk by monitoring detailed weekly cash flow forecasts covering a rolling six-week period, monthly cash forecasts for the next 12 months, and quarterly forecasts for the following two-year period to ensure adequate and efficient use of cash resources and credit facilities.

The following are the contractual maturities, excluding interest payments, reflecting undiscounted disbursements of Just Energy’s financial liabilities as at March 31, 2012:

		Contractual cash				More than 5
	Carrying amount	flows	Less than 1 year	1 to 3 years	4 to 5 years	years
Trade and other payables	$287,145	$287,145	$287,145	$-	$-	$-
Bank indebtedness	1,060	1,060	1,060	-	-	-
Long-term debt*	776,683	833,962	97,611	252,570	26,433	457,348
Derivative instruments	945,661	2,596,314	1,363,421	1,057,222	175,049	622
	$2,010,549	$3,718,481	$1,749,237	$1,309,792	$201,482	$457,970

* Included in long-term debt is $330,000, $100,000 and $90,000 relating to convertible debentures, which may be settled through the issuance of shares at the option of the holder or Just Energy upon maturity.

40.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

In addition to the amounts noted above, at March 31, 2012, net interest payments over the life of the long-term debt and bank credit facility are as follows:

				More than
	Less than 1 year	1 to 3 years	4 to 5 years	5 years
Interest payments	$47,800	$84,304	$67,215	$61,750

(iv)      Supplier risk

Just Energy purchases the majority of the gas and electricity delivered to its customers through long-term contracts entered into with various suppliers. Just Energy has an exposure to supplier risk as the ability to continue to deliver gas and electricity to its customers is reliant upon the ongoing operations of these suppliers and their ability to fulfill their contractual obligations. Just Energy has discounted the fair value of its financial assets by $1,756 to accommodate for its counterparties’ risk of default.

12.           ACCUMULATED OTHER COMPREHENSIVE INCOME

For the year ended March 31, 2012

	Foreign
	currency
	translation	Cash flow
	adjustments	hedges	Total
Balance, beginning of year	$29,033	$94,886	$123,919
Unrealized foreign currency translation adjustment	2,386	-	2,386
Amortization of deferred unrealized gain on discontinued
hedges net of income taxes of $13,150	-	(56,012)	(56,012)
Balance, end of year	$31,419	$38,874	$70,293

For the year ended March 31, 2011

	Foreign
	currency
	translation	Cash flow
	adjustments	hedges	Total
Balance, beginning of year	$28,584	$193,385	$221,969
Unrealized foreign currency translation adjustment	449	-	449
Amortization of deferred unrealized gain on discontinued
hedges net of income taxes of $21,384	-	(98,499)	(98,499)
Balance, end of year	$29,033	$94,886	$123,919

41.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

13.	SHAREHOLDERS’ CAPITAL

Subsequent to the Conversion

On January 1, 2011, Just Energy issued common shares in exchange for the outstanding trust units of the Fund. The exchange of the trust units of the Fund was accounted for as an exchange of equity instruments at carrying value. The exchange of Exchangeable Shares for common shares was accounted for as an extinguishment of the liability associated with Exchangeable Shares at the redemption value measured on the date of the exchange.

Details of issued shareholders’ capital are as follows for the year ended March 31, 2012, with comparatives for the year ended March 31, 2011:

	Year ended March 31, 2012		Year ended March 31, 2011
	Shares	Amount	Shares	Amount

Balance, beginning of year	136,963,726	$963,982	-	$-
Shares issued pursuant to the Conversion
Trust units	-	-	126,583,148	808,848
Class A preference shares (Note 29)	-	-	5,263,728	78,798
Exchangeable shares (Note 29)	-	-	3,794,154	56,799
Shares issued to minority shareholder in
exchange for interest in TGF (i)	-	-	689,940	10,328
Share-based awards exercised	91,684	1,385	86,374	1,097
Dividend reinvestment plan (ii)	2,377,616	28,413	546,382	8,112
Repurchase and cancellation of shares(iii)	(84,100)	(599)	-	-
Balance, end of year	139,348,926	$993,181	136,963,726	$963,982

(i)        Shares issued

During the year ended March 31, 2011, Just Energy issued 689,940 shares to acquire the interest held by the minority shareholder of TGF pursuant to the exercise of the minority holders put right. The shares were valued at $10,328 and the difference between $18,285 and $10,328 represents the value of the minority interest of TGF at the time of issuance.  The value of the shares has been recorded as an increase to contributed surplus.

(ii)       Dividend reinvestment plan

Under Just Energy’s dividend reinvestment plan (“DRIP”), Canadian resident shareholders holding a minimum of 100 common shares can elect to receive their dividends in common shares rather than cash at a 2% discount to the simple average closing price of the common shares for five trading days preceding the applicable dividend payment date, provided that the common shares are issued from treasury and not purchased on the open market. Effective February 1, 2012, the Company has suspended the DRIP.

(iii)     Repurchase and cancellation of shares

During the year, Just Energy obtained approval from its Board of Directors and the Toronto Stock Exchange to make a normal course issuer bid to purchase up to 13,200,917 common shares for the 12-month period commencing December 16, 2011, and ending December 15, 2012. A maximum of 82,430 common shares can be purchased during any trading day.

42.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

During the year, Just Energy purchased and cancelled 84,100 common shares for a cash consideration of $955.  The average book value of $599 was recorded as a reduction to share capital and the remaining loss of $356 was allocated to accumulated deficit.

Prior to the Conversion

Effective January 1, 2011, Just Energy completed the Conversion from an income trust to a corporation.  As a result of the Conversion, Just Energy’s trust units, along with the issued exchangeable and Class A preference shares, were exchanged on a one for one basis into shares of JEGI.

Prior to the Conversion, the trust units were redeemable at the option of the Fund’s unitholders. The redemption price was calculated as the lower of the closing price on the day the units were tendered for redemption and 90% of the market price of the units for the ten days after redemption. The Fund had no redemptions for the period for which the trust units were outstanding.

IFRS requires financial instruments which include a redemption feature, making the instruments puttable, to be presented as a financial liability rather than equity. However, an exception to that requirement is available if the financial instrument meets certain criteria. Just Energy determined that the Fund’s units met the requirements for this exception and accordingly, the trust units are presented as equity for the periods prior to the Conversion.

Just Energy is authorized to issue an unlimited number of common shares and 50,000,000 preference shares both with no par value.

Details of issued unitholders' capital are as follows for the year ended March 31, 2011:

Issued and outstanding	Units	Amount

Balance, beginning of year	124,325,307	$777,856
Unit-based awards exercised	38,989	462
Distribution reinvestment plan	1,324,834	17,935
Exchanged from Exchangeable Shares	894,018	12,595
Units exchanged pursuant to the Conversion	(126,583,148)	(808,848)
Balance, end of year	-	$-

14.        SHARE-BASED COMPENSATION PLANS

(a)  Stock option plan

Just Energy grants awards under its 2010 share option plan (formerly the 2001 Unit Option Plan) to directors, officers, full-time employees and service providers (non-employees) of Just Energy and its subsidiaries and affiliates although no share options have been granted since 2008.  In accordance with the share option plan, Just Energy may grant options to a maximum of 11,300,000 shares. As at March 31, 2012, there were 1,264,166 options still available for grant under the plan. Of the options issued, 50,000 options remain outstanding at year-end.  The exercise price of the share options equals the closing market price of the Company’s shares on the last business day preceding the grant date.  The share options vest over periods ranging from three to five years from the grant date and expire after five or ten years from the grant date.

43.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

A summary of the changes in Just Energy's option plan during the year and status as at March 31, 2012, is outlined below.

	Outstanding	Range of exercise	Weighted average
	options	prices	exercise price1

Balance, beginning of year	135,000	$15.09-$17.47	$16.38
Forfeited/cancelled	85,000	$16.65-$17.47	$17.13
Balance, end of year	50,000	$15.09	$15.09

1 The weighted average exercise price is calculated by dividing the exercise price of options granted by the number of options granted.

2012
	Options outstanding			Options exercisable
		Weighted average	Weighted		Weighted
	Number	remaining	average exercise	Number	average
	outstanding	contractual life	price	exercisable	exercise price
Exercise price
$15.09	50,000	0.25	$15.09	50,000	$15.09

2011
	Options outstanding			Options exercisable
		Weighted average	Weighted		Weighted
	Number	remaining	average exercise	Number	average
	outstanding	contractual life	price	exercisable	exercise price
Range of exercise prices
$15.09-$17.47	135,000	0.59	$16.38	98,000	$16.51

	Year ended	Year ended
Options available for grant	March 31, 2012	March 31, 2011

Balance, beginning of year	1,179,166	961,666
Add: Cancelled/forfeited during the year	85,000	217,500
Balance, end of year	1,264,166	1,179,166

(b)  Restricted share grants

Just Energy grants awards under the 2010 Restricted Share Grants Plan (formerly the 2004 unit appreciation rights,

44.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

“UARs”) in the form of fully paid restricted share grants (“RSGs”) to senior officers, employees and service providers of its subsidiaries and affiliates. On June 29, 2010, the unitholders of Just Energy approved a 2,000,000 increase in the number of RSGs available for grant. As at March 31, 2012, there were 1,657,354 RSGs (2011-1,969,883) still available for grant under the plan. Of the RSGs issued, 3,024,023 remain outstanding at March 31, 2012 (2011-2,711,494).  Except as otherwise provided, (i) the RSGs vest from one to five years from the grant date providing, in most cases, on the applicable vesting date the RSG grantee continues as a senior officer, employee or service provider of Just Energy or any affiliate thereof; (ii) the RSGs expire no later than ten years from the grant date; (iii) a holder of RSGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, the holder of an RSG may exchange one RSG for one common share. On January 1, 2011, as part of the Conversion, all unit appreciation rights outstanding on that date were replaced by RSGs.

RSGs available for grant	March 31, 2012	March 31, 2011
Balance, beginning of year	1,969,883	74,472
Less: Granted during the year	(823,536)	(234,620)
Add: Increase in RSGs available for grant	-	2,000,000
Add: Cancelled/forfeited during the year	419,323	4,668
Add: Exercised during the year	91,684	125,363
Balance, end of year	1,657,354	1,969,883

(c)  Deferred share grants

Just Energy grants awards under its 2010 Directors’ Compensation Plan (formerly the 2004 Directors’ deferred compensation plan, “UARs”) to all independent directors on the basis that each director is required to annually receive $15 of their compensation entitlement in deferred share grants (“DSGs”) and may elect to receive all or any portion of the balance of their annual compensation in DSGs and/or common shares. The holders of DSGs and/or common shares are also granted additional DSGs/common shares on a monthly basis equal to the monthly dividends paid to the shareholders of Just Energy. The DSGs vest on the earlier of the date of the director's resignation or three years following the date of grant and expire ten years following the date of grant. As at March 31, 2012, there were 54,638 DSGs (201l-84,118) available for grant under the plan. Of the DSGs issued, 146,855 DSGs remain outstanding at March 31, 2012.  In accordance with the Conversion, all outstanding directors’ deferred unit grants were replaced with DSGs.

DSGs available for grant	March 31, 2012	March 31, 2011
Balance, beginning of year	84,118	108,248
Less: Granted during the year	(29,480)	(24,130)
Balance, end of year	54,638	84,118

45.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

15.	LONG-TERM DEBT AND FINANCING

	March 31, 2012	March 31, 2011	April 1, 2010
Credit facility (a)	$98,455	$53,000	$57,500
Less: Debt issue costs (a)	(1,196)	(1,965)	(1,381)
TGF credit facility (b)(i)	32,046	36,680	41,313
TGF debentures (b)(ii)	35,818	37,001	37,001
TGF term/operating facilities (b)(iii)	-	-	10,000
NHS financing (c)	147,220	105,716	65,435
$90 million convertible debentures (d)	86,101	84,706	83,417
$330 million convertible debentures (e)	291,937	286,439	-
$100 million convertible debentures (f)	85,879	-	-
Capital leases (g)	423	-	-
	776,683	601,577	293,285
Less: current portion	(97,611)	(94,117)	(61,448)
	$679,072	$507,460	$231,837

Future annual minimum repayments are as follows:
				More than 5
	Less than 1 year	1 to 3 years	4 to 5 years	years	Total

Credit facility (a)	$-	$98,455	$-	$-	$98,455
TGF credit facility (b)(i)	32,046	-	-	-	32,046
TGF debentures (b)(ii)	35,818	-	-	-	35,818
NHS financing (c)	29,472	63,967	26,433	27,348	147,220
$90 million convertible debentures (d)	-	90,000	-	-	90,000
$330 million convertible debentures (e)	-	-	-	330,000	330,000
$100 million convertible debentures (f)	-	-	-	100,000	100,000
Capital leases (g)	275	148	-	-	423
	$97,611	$252,570	$26,433	$457,348	$833,962

46.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

The following table details the finance costs for the year ended March 31. Interest is expensed at the effective interest rate.

	March 31, 2012	March 31, 2011
Credit facility (a)	$8,818	$9,229
TGF credit facility (b)(i)	2,056	2,013
TGF debentures (b)(ii)	4,360	4,269
TGF term/operating facilities (b)(iii)	-	515
NHS financing (c)	10,011	6,464
$90 million convertible debentures (d)	6,795	6,690
$330 million convertible debentures (e)	25,298	22,638
$100 million convertible debentures (f)	3,832	-
Capital lease interest (g)	32	-
Unwinding of discount on provisions (Note 17)	(267)	267
Dividend classified as interest (Note 31)	-	7,798
	$60,935	$59,883

(a)
As at March 31, 2012, Just Energy has a $350 million credit facility to meet working capital requirements. The syndicate of lenders includes Canadian Imperial Bank of Commerce, Royal Bank of Canada, National Bank of Canada, Société Générale, The Bank of Nova Scotia, The Toronto-Dominion Bank and Alberta Treasury Branches. The term of the facility expires on December 31, 2013.

Interest is payable on outstanding loans at rates that vary with Bankers’ Acceptances, LIBOR, Canadian bank prime rate or U.S. prime rate. Under the terms of the operating credit facility, Just Energy is able to make use of Bankers’Acceptances and LIBOR advances at stamping fees that vary between 2.88% and 3.38%. Prime rate advances are at rates of interest that vary between bank prime plus 1.88% and 2.38% and letters of credit are at rates that vary between 2.88% and 3.38%.  Interest rates are adjusted quarterly based on certain financial performance indicators.

As at March 31, 2012, the Canadian prime rate was 3.0% and the U.S. prime rate was 3.25%. As at March 31, 2012, Just Energy had drawn $98,455 (March 31, 2011 - $53,000) against the facility and total letters of credit outstanding amounted to $121,054 (March 31, 2011 - $78,209).  As at March 31, 2012, unamortized debt issue costs relating to the facility are $1,196 (March 31, 2011 - $1,965). As at March 31, 2012, Just Energy has $130,491 of the facility remaining for future working capital and security requirements.  Just Energy’s obligations under the credit facility are supported by guarantees of certain subsidiaries and affiliates and secured by a general security agreement and a pledge of the assets and securities of Just Energy and the majority of its operating subsidiaries and affiliates excluding, among others, NHS, Hudson Solar and TGF. Just Energy is required to meet a number of financial covenants under the credit facility agreement. As at March 31, 2012, all of these covenants had been met.

(b)	In connection with an acquisition, Just Energy acquired the debt obligations of TGF, which currently comprise the following separate facilities:

(i)	TGF credit facility

A credit facility of up to $50,000 was established with a syndicate of Canadian lenders led by Conexus Credit Union and was arranged to finance the construction of the ethanol plant in 2007. The facility was revised on March 18, 2009, and was converted to a fixed repayment term of ten years, commencing March 1, 2009, which includes interest costs at a rate of prime plus 3% with principal repayments scheduled to commence on March 1, 2010. The credit facility is secured by

47.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

a demand debenture agreement, a first priority security interest on all assets and undertakings of TGF, a mortgage on title to the land owned by TGF and a general security interest on all other current and acquired assets of TGF.  The credit facility includes certain financial covenants, the most significant of which relate to current ratio, debt to equity ratio, debt service coverage and minimum shareholders’ capital.  The covenants were measured as at March 31, 2012 and TGF failed to meet all required covenants.  The non-compliance was waived by the lenders but did result in a non-compliance fee of $90, representing 0.25% of the loan balance as at March 31, 2012. The non-compliance fee was accrued as at March 31, 2012.  As at March 31, 2012, the amount owing under this facility amounted to $32,046.  The lenders have no recourse to the Company or any other Just Energy entity.

(ii)	TGF debentures

A debenture purchase agreement with a number of private parties providing for the issuance of up to $40,000 aggregate principal amount of debentures was entered into in 2006. On April 1, 2011, the interest rate was increased to 12%. The agreement includes certain financial covenants, the more significant of which relate to current ratio, debt to capitalization ratio, debt service coverage, debt to EBITDA and minimum shareholders’ equity. Compliance with the new covenants will be measured annually beginning with the fiscal 2012 year-end. The maturity date has been extended to May 15, 2014, with a call right any time after April 1, 2013. On March 31, 2012, TGF agreed with the debenture holders to increase the quarterly blended principal and interest payments to $1,186 and to fine tune the financial covenants for fiscal 2013 to be more in line with the expected financial results of TGF for the year. TGF also agreed to make an additional debt repayment after March 31, 2013 if the cash-flow from operations exceeds $500 for the year 2013, provided that this type of payment will not create a non-compliance issue for the Company under the TGF credit facility. The debenture holders have no recourse to the Company or any other Just Energy entity. As at March 31, 2012, the amount owing under this debenture agreement amounted to $35,818.

(iii)	TGF term/operating facilities
TGF’s term loan for $10,000 was secured by liquid investments on deposit with the lender.  The amount owing under this facility was bearing interest at prime plus 1% and was repaid in full in the prior year.

(iv)
TGF has a working capital operating line of $7,000 bearing interest at a rate of prime plus 2%. In addition to the amount shown on the consolidated statements of financial position as bank indebtedness, TGF has total letters of credit issued of $250.

(c)
NHS entered into a long-term financing agreement for the funding of new and existing rental water heater and HVAC contracts in the Enbridge and Union Gas distribution territories. Pursuant to the agreement, NHS receives financing of an amount equal to the present value of the first five, seven or ten years of monthly rental income, discounted at the agreed upon financing rate of 7.99% and, as settlement, is required to remit an amount equivalent to the rental stream from customers on the water heater and HVAC contracts for the first five, seven or ten years. As security for performance of the obligation, NHS has provided security over the water heaters, HVAC equipment and rental contracts, subject to the financing rental agreement, as collateral.

The financing agreement is subject to a holdback provision, whereby 3% in the Enbridge territory and 5% in the Union Gas territory of the outstanding balance of the funded amount is deducted and deposited into a reserve account in the event of default.  Once all obligations of NHS are satisfied or expired, the remaining funds in the reserve account will immediately be released to NHS.

NHS has $147,220 owing under this agreement, including $6,412 relating to the holdback provision, recorded in non-current receivables, as at March 31, 2012. NHS is required to meet a number of non-financial covenants under the agreement.  As at March 31, 2012, all of these covenants had been met.

48.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

(d)
In conjunction with an acquisition, the Company also acquired the obligations of the convertible unsecured subordinated debentures (the “$90 million convertible debentures”) issued in October 2007. The fair value of the $90 million convertible debentures was estimated by discounting the remaining contractual payments at the time of acquisition.  This discount will be accreted using an effective interest rate of 8%. These instruments have a face value of $90,000 and mature on September 30, 2014, unless converted prior to that date, and bear interest at an annual rate of 6% payable semi-annually on March 31 and September 30 of each year.  Each $1,000 principal amount of the $90 million convertible debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 34.09 shares, representing a conversion price of $29.33 per common share as at March 31, 2012. Pursuant to the $90 million convertible debentures, if the Company fixes a record date for the payment of a dividend, the conversion price shall be adjusted in accordance therewith.  During the year ended March 31, 2012, interest expense amounted to $6,795, respectively.

On and after October 1, 2010, but prior to September 30, 2012, the $90 million convertible debentures are redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at Just Energy’s sole option on not more than 60 days’ and not less than 30 days’ prior notice, provided that the current market price on the date on which notice of redemption is given is not less than 125% of the conversion price.  On and after September 30, 2012, but prior to the maturity date, the $90 million convertible debentures are redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at Just Energy’s sole option on not more than 60 days’ and not less than 30 days’ prior notice. On January 1, 2011, as part of the Conversion, Just Energy assumed all of the obligations under the $90 million convertible debentures.

The Company may, at its option, on not more than 60 days' and not less than 30 days' prior notice, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $90 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by dividing the principal amount of the $90 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

(e)
  In order to fund the acquisition of Hudson, on May 5, 2010, Just Energy issued $330 million of convertible extendible unsecured subordinated debentures (the “$330 million convertible debentures”).  The $330 million convertible debentures bear interest at a rate of 6.0% per annum payable semi-annually in arrears on June 30 and December 31, with a maturity date of June 30, 2017.  Each $1,000 principal amount of the $330 million convertible debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 55.6 shares of the Company, representing a conversion price of $18 per share.  During the year ended March 31, 2012, interest expense amounted to $25,298. The $330 million convertible debentures are not redeemable prior to June 30, 2013, except under certain conditions after a change of control has occurred.  On or after June 30, 2013, but prior to June 30, 2015, the $330 million convertible debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, provided that the current market price (as defined herein) on the date on which notice of redemption is given is not less than 125% of the conversion price ($22.50). On and after June 30, 2015, and prior to maturity, the $330 million convertible debentures may be redeemed by Just Energy, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest.

The Company may, at its own option, on not more than 60 days’ and not less than 40 days’ prior notice, subject to applicable regulatory approval and provided that no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $330 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by

49.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

dividing the principal amount of the $330 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

The conversion feature of the $330 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $33,914. The remainder of the net proceeds of the $330 million convertible debentures has been recorded as long-term debt, which will be accreted up to the face value of $330,000 over the term of the $330 million convertible debentures using an effective interest rate of 8.8%. If the $330 million convertible debentures are converted into common shares, the value of the conversion will be reclassified to share capital along with the principal amount converted. On January 1, 2011, as part of the Conversion, Just Energy assumed all of the obligations under the $330 million convertible debentures.

As a result of adopting IFRS, Just Energy has recorded a deferred tax liability of $15,728 on its convertible debentures and reduced the value of the equity component of convertible debentures by this amount.

(f)
On September 22, 2011, Just Energy issued $100 million of convertible unsecured subordinated debentures (the “$100 million convertible debentures”) which was used to purchase Fulcrum.  The $100 million convertible debentures bear interest at an annual rate of 5.75%, payable semi-annually on March 31 and September 30 in each year commencing March 31, 2012, and have a maturity date of September 30, 2018.  Each $1,000 principal amount of the $100 million convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 56.0 common shares of Just Energy, representing a conversion price of $17.85.  The $100 million convertible debentures are not redeemable at the option of the Company on or before September 30, 2014.   After September 30, 2014, and prior to September 30, 2016, the $100 million convertible debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the weighted average trading price of the common shares is at least 125% of the conversion price. On or after September 30, 2016, the $100 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

The Company may, at its option, on not more than 60 days' and not less than 30 days' prior notice, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $100 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradeable common shares determined by dividing the principal amount of the $100 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

The conversion feature of the $100 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $10,188.  Upon initial recognition of the convertible debenture, Just Energy recorded a deferred tax liability of $2,579 and reduced the equity component of the convertible debenture by this amount.   The remainder of the net proceeds of the $100 million convertible debentures has been recorded as long-term debt, which will be accreted up to the face value of $100,000 over the term of the $100 million convertible debentures using an effective interest rate of 8.6%. If the $100 million convertible debentures are converted into common shares, the value of the Conversion will be reclassified to share capital along with the principal amount converted.  During the year ended March 31, 2012, interest expense amounted to $3,832.

(g)
The Company through its subsidiary Fulcrum, leases certain computer, office equipment and software.  These financing arrangements bear interest at rates ranging from 0% to 29% and mature between April 20, 2013 and June 30, 2014.

50.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

16.	INCOME TAXES

Prior to January 1, 2011, Just Energy was a specified investment flow through trust ("SIFT") for income tax purposes. As a result, Just Energy was subject to current taxes at the top marginal rate applicable to individuals of approximately 46.4% on all taxable income not distributed to unitholders.  Subsequent to January 1, 2011, Just Energy completed the conversion from a  SIFT to a corporation.

(a) Tax expense

	2012	2011
Tax recognized in profit and loss	$662	$8,182
Current tax expense	662	8,182

Deferred tax expensee
Origination and reversal of temporary differences	$(48,861)	25,891
Benefit (expense) arising from a previously unrecognized tax loss or temporary difference	85,726	80,693
Reduction in tax rate resulting from reorganization	-	58,673
Deferred tax recovery	36,865	165,257

Total tax expense	$37,527	$173,439

(b) Reconciliation of the effective tax rate

The provision for income taxes represents an effective rate different than the Canadian corporate statutory rate of 27.75% (2011 - 30%). The differences are as follows:

	2012	2011
Income (loss) before income taxes	$(89,116)	$526,379
Combined statutory Canadian federal and provincial income tax rate	27.75%	30.00%
Income tax expense (recovery) based on statutory rate	(24,730)	157,914

Increase(decrease) in income taxes resulting from
Taxes on income attributable to shareholders	-	(15,456)
Benefit (cost) of mark to market loss and other temporary differences not recognized	85,726	(119,200)
Variance between combined Canadian tax rate and the tax rate applicable to U.S. earnings	(23,343)	1,910
Fair value adjustment and interest expense on preferred shares	-	86,847
Reduction in tax rate resulting from reorganization	-	58,673
Other permanent items	(126)	2,751
Total income tax expense	$37,527	$173,439

51.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

(c) Recognized deferral tax assets and liabilities

Recognized deferred tax assets and liabilities are attributed to the following:
	March 31, 2012	March 31, 2011
Mark to market losses on derivative instruments	$113,907	$132,486
Tax losses and excess of tax basis over book basis	17,697	32,012
Total deferred tax asset	131,604	164,498
Offset of deferred taxes	(57,754)	(54,154)
Net deferred tax asset	73,850	110,344

Partnership income deferred for tax purposes	(35,459)	(14,046)
Excess of book basis over tax basis on customer contracts	(12,604)	(49,141)
Mark to market gains on derivative instruments	(85)	(102)
Excess of book basis over tax basis on other assets	(2,075)	(2,343)
Convertible debentures	(9,056)	-
Total deferred tax liability	(59,279)	(65,632)
Offset of deferred taxes	57,754	54,154
Net deferred tax liability	$(1,525)	$(11,478)

(d) Movement in deferred tax balances

	Balance April 1, 2011	Recognized in profit and loss	Recognized in equity	Recognized in OCI	Foreign exchange impact	Balance March 31, 2012
Partnership income deferred for tax	$(14,046)	$(21,413)	$-	$-	$-	$(35,459)
Excess of book over tax - customer contracts	(49,141)	31,378	-	-	-	(17,763)
Excess of book over tax on other assets	36,875	(16,486)	-	387	-	20,776
Mark to market gains (losses) on derivative instruments	132,888	(31,577)	-	12,961	(445)	113,827
Convertible debentures	(7,710)	1,233	(2,579)	-	-	(9,056)
	$98,866	$(36,865)	$(2,579)	$13,348	$(445)	$72,325

	Balance April 1, 2010	Recognized in profit and loss	Recognized in equity	Recognized in OCI	Foreign exchange impact	Balance March 31, 2011
Partnership income deferred for tax	$(483)	$(13,563)	$-	$-	$-	$(14,046)
Excess of book over tax - customer contracts	(73,058)	23,917	-	-	-	(49,141)
Excess of book over tax on other assets	19,662	25,094	(15,728)		137	29,165
Mark to market (losses) gains on derivative instruments	228,148	(116,644)	-	21,384	-	132,888
Convertible debentures	84,062	(84,062)	-	-	-	-
	$258,331	$(165,258)	$(15,728)	$21,384	$137	$98,866

52.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

(e) Unrecognized deferred tax assets

Deferred tax assets not reflected in the current period, are as follows:

	2012	2011
Losses available for carryforward	18,669	18,406
Mark to market on losses on derivative instruments	124,531	-
Excess of book over tax basis	7,889	-
Excess of book over tax - customer contracts	3,210	-

 Losses available for carryforward (recognized and unrecognized) are set to expire as follows:

2012
2026	11
2027	2,366
2028	34,328
2029	18,345
After 2030	175,518
Total	230,568

Investment Tax Credit (unrecognized) are set to expire as follows:

2012
2030	622

In addition, there are un-deducted and unrecognized Scientific Research and Experimental Development expenses of $14,356.

17.	PROVISIONS

	March 31, 2012	March 31, 2011
Cost

Balance, beginning of year	$7,250	$7,008
Provisions made during the year	663	2,853
Provisions reversed and used during the year	(1,506)	(2,808)
Unwinding of discount	(269)	462
Foreign exchange	156	(265)
Balance, end of year	$6,294	$7,250

Current	3,226	4,006
Non-current	3,068	3,244
	$6,294	$7,250

53.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Legal issues

The provision for legal issues shown above includes the expected cash outflows from major claims and for several smaller litigation matters. Just Energy’s subsidiaries are party to a number of legal proceedings. Just Energy believes that each proceeding constitutes a routine legal matter incidental to the business conducted by Just Energy and that the ultimate disposition of the proceedings will not have a material adverse effect on its consolidated earnings, cash flows or financial position.

In addition to the routine legal proceedings of Just Energy, the State of California has filed a number of complaints to the FERC against any suppliers of electricity, including Commerce, a subsidiary of Just Energy, with respect to events stemming from the 2001 energy crisis in California.  Pursuant to the complaints, the State of California is challenging the FERC’s enforcement of its market-based rate system. Although Commerce did not own generation, the State of California is claiming that Commerce was unjustly enriched by the run-up caused by the alleged market manipulation by other market participants. The proceedings are currently ongoing.  On March 18, 2010, the Administrative Law Judge granted the motion to strike for all parties in one of the complaints holding that California did not prove that the reporting errors masked the accumulation of market power.  California has appealed the decision.

18.	OTHER INCOME, EXPENSES AND ADJUSTMENTS

(a)	Other operating expenses

	2012	2011
Amortization of gas contracts	$23,902	$31,841
Amortization of electricity contracts	54,468	63,642
Amortization of water heaters and HVAC products	1,631	1,595
Amortization of other intangible assets	28,232	23,763
Amortization of property, plant and equipment	5,847	5,698
Bad debt expense	28,514	27,650
Transaction costs	1,101	1,284
Capital tax	-	188
Share-based compensation	10,662	9,914
	$154,357	$165,575

(b)	Amortization and cost of inventories included in the consolidated income statement

Included in cost of sales
	2012	2011
Amortization	$12,640	$9,837
Costs recognized as an expense	2,255,140	2,461,793
	$2,267,780	$2,471,630

54.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

(c)	Included in change in fair value of derivative instruments

	2012	2011
Amortization of gas contracts	$38,663	$53,757
Amortization of electricity contracts	74,330	96,064

(d)	Employee benefit expense

	2012	2011
Wages, salaries and commissions	$186,122	$153,463
Benefits	20,631	19,398
	$206,753	$172,861

19.	REPORTABLE BUSINESS SEGMENTS

Just Energy operates in the following reportable segments: gas marketing, electricity marketing, ethanol, home services and other. Other represents Hudson Solar and Momentis. Reporting by products and services is in line with Just Energy’s performance measurement parameters.

Transfer prices between operating segments are on an arm’s-length basis in a manner similar to transactions with third parties.

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss and is measured consistently with operating profit or loss in the consolidated financial statements. Just Energy is not considered to have any key customers.

55.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

2012
	Gas	Electricity
	marketing	marketing	Ethanol	Home services	Other	Consolidated

Sales	$883,057	$1,719,853	$130,491	$35,642	$16,226	$2,785,269
Gross margin	140,140	316,232	17,832	27,979	15,306	517,489
Amortization of property, plant
and equipment	1,119	3,242	1,294	168	24	5,847
Amortization of intangible assets	31,230	75,323	43	1,631	6	108,233
Administrative expenses	30,822	66,263	8,229	12,901	4,182	122,397
Selling and marketing expenses	34,546	101,236	-	4,188	37,332	177,302
Other operating expenses	7,551	31,078	-	1,432	216	40,277
Operating profit (loss) for the
year	$34,872	$39,090	$8,266	$7,659	$(26,454)	$63,433
Finance costs	(12,657)	(31,769)	(6,485)	(10,018)	(6)	(60,935)
Change in fair value of derivative
instruments	31,132	(125,966)	(135)	(1,376)	-	(96,345)
Proportionate share of loss from joint venture	(565)	(1,406)	-	-	-	(1,971)
Other income (loss)	(7,038)	12,722	166	-	852	6,702
Provision for (recovery of) income tax	10,236	27,292	-	-	(1)	37,527
Profit (loss) for the year	$35,508	$(134,621)	$1,812	$(3,735)	$(25,607)	$(126,643)
Capital expenditures	$966	$1,874	$250	$35,685	$36,054	$74,829
Total goodwill	$127,055	$121,827	$-	$283	$-	$249,165
Total assets	$350,915	$904,504	$123,604	$159,696	$4,325	$1,543,044
Total liabilities	$543,062	$1,250,564	$76,995	$168,715	$5,117	$2,044,453

2011

	Gas	Electricity
	marketing	marketing	Ethanol	Home services	Other	Consolidated

Sales	$1,185,750	$1,635,332	$108,526	$22,566	$1,018	$2,953,192
Gross margin	172,763	278,671	13,625	15,697	806	481,562
Amortization of property, plant
and equipment	1,450	2,741	1,193	307	7	5,698
Amortization of intangible assets	46,092	73,154	-	1,595	-	120,841
Administrative expenses	26,736	56,822	11,231	12,083	2,528	109,400
Selling and marketing expenses	40,930	87,360	-	3,302	2,015	133,607
Other operating expenses	7,465	29,935	-	1,636	-	39,036
Operating profit (loss) for the
year	$50,090	$28,659	$1,201	$(3,226)	$(3,744)	$72,980
Finance costs	(17,160)	(29,393)	(6,862)	(6,468)	-	(59,883)
Change in fair value of derivative
instruments	313,265	192,647	135	-	-	506,047
Other income (loss)	(17,338)	25,989	(875)	(575)	34	7,235
Provision for (recovery of) income tax	65,603	110,337	-	(2,501)	-	173,439
Profit (loss) for the year	$263,254	$107,565	$(6,401)	$(7,768)	$(3,710)	$352,940
Capital expenditures	$661	$1,562	$267	$30,625	$297	$33,412
Total goodwill	$126,668	$100,516	$-	$283	$-	$227,467
Total assets	$609,656	$688,554	$162,252	$128,152	$1,412	$1,590,026
Total liabilities	$644,692	$929,511	$95,642	$111,189	$110	$1,781,144

56.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Geographic information

Revenues from external customers

	For the year ended	For the year ended
	March 31, 2012	March 31, 2011
Canada	$1,133,244	$1,411,534
United States	1,652,025	1,541,658
Total revenue per consolidated income statement	$2,785,269	$2,953,192

The revenue is based on the location of the customer.

Non-current assets

Non-current assets for this purpose consist of property, plant and equipment and intangible assets and are summarized as follows:

	As at March 31, 2012	As at March 31, 2011
Canada	$480,452	$542,489
United States	354,384	331,732
Total	$834,836	$874,221

20.            IMPAIRMENT TESTING OF GOODWILL AND INTANGIBLES WITH INDEFINITE LIVES

Goodwill acquired through business combinations and intangibles with indefinite lives have been allocated to one of five cash generating units, which are also operating and reportable segments, for impairment testing.  These units are gas marketing, electricity marketing, ethanol, home services and other.

For impairment testing, goodwill and brand have been allocated as follows:

	Gas marketing			Electricity marketing			Home services			Total
	2012	2011	2010	2012	2011	2010	2012	2011	2010	2012	2011	2010

Goodwill	$127,055	$126,668	$126,238	$121,827	$100,516	$60,311	$283	$283	$283	$249,165	$227,467	$186,832
Brand	1,338	1,301	-	22,031	9,391	-	-	-	-	23,369	10,692	-
	$128,393	$127,969	$126,238	$143,858	$109,907	$60,311	$283	$283	$283	$272,534	$238,159	$186,832

Just Energy performed its annual impairment test as at March 31, 2012.   Just Energy considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment.  As at March 31, 2012, the market capitalization of Just Energy was above the book value of its equity, indicating that a potential impairment of goodwill and intangibles with indefinite lives does not exist.

The recoverable amount of each of the units has been determined based on a value in use calculation using cash flow projections from financial budgets covering a five year period.  The projections for the first three years have been approved by executive committee;

57.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

the assumptions used in the following two years have been approved by executive committee.  The calculation of the value in use for each unit is most sensitive to the following assumptions:

-	Customer consumption assumptions used in determining gross margin

-	New customer additions and attrition and renewals

-	Selling costs

-	Discount rates

-	Growth rates used to extrapolate cash flows beyond the budget period

Customer consumption is forecasted using normalized historical correlation between weather and customer consumption and weather projections.  Just Energy uses weather derivatives to mitigate the risk that weather will deviate from expectations.   An average customer consumption growth rate of 9% was used in the projections.  An isolated 5% decrease in the consumption assumptions would not have an impact on the results of the impairment test.

New customer additions and attrition and renewal rate estimates are based on historical results and are adjusted for new marketing initiatives that are included in the budget.  A 9% average increase in the overall customer base of was used in the projections.  An isolated 5% decrease annually in the overall customer base would not have an impact on the results of the impairment test.

Selling costs fluctuate with customer additions, renewals and attrition.  Selling costs used in the financial forecast are based on assumptions consistent with the above new customer additions, renewals and attritions.  Rates used are based on historical information and are adjusted for new marketing initiatives included in the budget.  An average increase of 9% was applied to selling costs in the projections. An isolated 5% increase annually in selling costs would not have an impact on the results of the impairment test.

Discount rates – represent the current market assessment of the risks specific to the Company, regarding the time value of money and individual risks of the underlying assets.  The discount rate calculation is based on the specific circumstances of Just Energy and its operating segments and is derived from its weighted average cost of capital (WACC).  The WACC takes into account both debt and equity.  The cost of equity is derived from the expected return on investment by Just Energy’s investors and the cost of debt is based on the interest bearing borrowings the Company is obliged to service.  Just Energy used a discount rate of 9%. An isolated 5% increase in the WACC would not have an impact on the results of the impairment test.

Financial projections used in the budget period which covers years 1, 2 and 3 have been approved by the Executive Committee.  The results in years 4 and 5 are based on year 3 results adjusted for inflation.  An isolated 5% decrease in the growth rates used to extrapolate cash flows beyond the budget period would not have an impact on the results of the impairment test.

58.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

21.           INCOME (LOSS) PER SHARE/UNIT

	2012	2011
Basic income (loss) per share/unit
Net income (loss) available to shareholders	$(126,522)	$355,076
Basic shares and units outstanding	138,227,174	128,171,630
Basic income (loss) per share/unit	$(0.92)	$2.77

Diluted income (loss) per share/unit1
Net income (loss) available to shareholders	$(126,522)	$355,076
Adjusted net income for dilutive impact of convertible debentures	-	14,000
Adjusted net income for financial liabilities	-	9,609
Adjusted net income (loss)	(126,522)	378,685
Basic shares and units outstanding	138,227,174	128,171,630
Dilutive effect of:
Weighted average number of Class A preference shares	-	4,009,086
Weighted average number of Exchangeable Shares	-	3,098,124
Restricted share grants	-	2,737,214
Deferred share grants	-	93,231
Convertible debentures	-	19,541,261
Shares/units outstanding on a diluted basis	138,227,174	157,650,546
Diluted income (loss) per share/unit	$(0.92)	$2.40
1 The $90 million, $330 million, $100 million convertible debentures, restricted and deferred share grants are anti-dilutive for fiscal 2012 and the stock option rights are anti-dilutive for fiscal 2012 and fiscal 2011.

22.	CAPITAL DISCLOSURE

Just Energy defines capital as shareholders’ equity (excluding accumulated other comprehensive income) and long-term debt. Just Energy’s objectives when managing capital are to maintain flexibility by:

i)	enabling it to operate efficiently;

ii)	providing liquidity and access to capital for growth opportunities; and

iii)	providing returns and generating predictable cash flow for dividend payments to shareholders.

Just Energy manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The Board of Directors does not establish quantitative return on capital criteria for management, but rather promotes year over year sustainable and profitable growth. Just Energy’s capital management objectives have remained unchanged from the prior year. Just Energy is not subject to any externally imposed capital requirements other than financial covenants in its credit facilities, and as at March 31, 2012 and 2011, all of these covenants have been met.

59.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

23.     GUARANTEES

(a)	Officers and directors

Corporate indemnities have been provided by Just Energy to all directors and certain officers of its subsidiaries and affiliates for various items including, but not limited to, all costs to settle suits or actions due to their association with Just Energy and its subsidiaries and/or affiliates, subject to certain restrictions. Just Energy has purchased directors' and officers' liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of Just Energy’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

(b)	Operations

In the normal course of business, Just Energy and/or Just Energy’s subsidiaries and affiliates have entered into agreements that include guarantees in favour of third parties, such as purchase and sale agreements, leasing agreements and transportation agreements. These guarantees may require Just Energy and/or its subsidiaries to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The maximum payable under these guarantees is estimated to be $112,305.

24.	RELATED PARTY TRANSACTIONS AND KEY MANAGEMENT PERSONNEL REMUNERATION

Parties are considered to be related if one party has the ability to control the other party or exercise influence over the other party in making financial or operation decisions.  The definition includes subsidiaries, joint ventures and other persons.

Subsidiaries and joint ventures
Transactions between Just Energy and its subsidiaries’ meet the definition of related party transactions.  These transactions are eliminated on consolidation and are not disclosed in these financial statements.  Transactions with joint ventures are disclosed in Note 10.

Key management personnel
Just Energy’s key management personnel and persons connected with them, are also considered to be related parties for disclosure purposes.  Key management personnel are defined as those individuals having authority and responsibility for planning, directing and controlling the activities of Just Energy and comprise of the Chair of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer.

During the year ended March 31, 2012, Just Energy recorded the following as an expense related to these individuals:

	March 31, 2012	March 31, 2011

Salaries and benefits	$4,242	$2,605
Stock-based compensation	5,490	3,530
	$9,732	$6,135

As at March 31, 2012, these individuals held approximately 1,631,500 RSGs (2011 - 1,324,000).

60.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

25.	DISTRIBUTIONS AND DIVIDENDS PAID AND PROPOSED

For the year ended March 31, 2012, dividends of $1.24 (2011 - $1.24) per share/unit were declared and paid by Just Energy. This amounted to $175,382 (2011 - $148,335), which was approved throughout the year by the Board of Directors and was paid out during the year.

Declared dividends subsequent to year-end
On April 2, 2012, the Board of Directors of Just Energy declared a dividend in the amount of $0.10333 per common share ($1.24 annually).  The dividend was paid on April 30, 2012, to shareholders of record at the close of business on April 16, 2012.

On May 2, 2012, the Board of Directors of Just Energy declared a dividend in the amount of $0.10333 per common share ($1.24 annually).  The dividend will be paid on May 31, 2012, to shareholders of record at the close of business on May 15, 2012.

26.	COMMITMENTS

Commitments for each of the next five years and thereafter are as follows:

As at March 31, 2012
				Exceeding 5
	Less than 1 year	1 to 3 years	4 to 5 years	years	Total
Premises and equipment leasing	8,296	12,231	7,570	7,087	35,184
Grain production contracts	7,876	360	-	-	8,236
Long-term gas and electricity contracts	1,363,421	1,057,222	175,049	622	2,596,314
	$1,379,593	$1,069,813	$182,619	$7,709	$2,639,734

As at March 31, 2011

				Exceeding 5
	Less than 1 year	1 to 3 years	4 to 5 years	years	Total
Premises and equipment leasing	$8,333	$10,955	$6,533	$4,841	$30,662
Master Services Agreement with EPCOR	4,974	-	-	-	4,974
Grain production contracts	7,082	2,099	-	-	9,181
Long-term gas and electricity contracts	1,498,293	1,405,699	267,505	2,292	3,173,789
	$1,518,682	$1,418,753	$274,038	$7,133	$3,218,606

61.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

As at April 1, 2010

				Exceeding 5
	Less than 1 year	1 to 3 years	4 to 5 years	years	Total
Premises and equipment leasing	$8,084	$10,543	$5,330	$4,828	$28,785
Master Services Agreement with EPCOR	12,132	8,088	-	-	20,220
Grain production contracts	36,059	21,438	396	-	57,893
Long-term gas and electricity contracts	1,494,003	1,621,623	415,680	2,065	3,533,371
	$1,550,278	$1,661,692	$421,406	$6,893	$3,640,269

Just Energy is also committed under long-term contracts with customers to supply gas and electricity.  These contracts have various expiry dates and renewal options. Just Energy has entered into leasing contracts for office buildings and administrative equipment. These leases have a leasing period of between one and eight years. For the main office building of Just Energy, there is a renewal option for an additional five years. No purchase options are included in any major leasing contracts.

27.	ADJUSTMENTS REQUIRED TO REFLECT NET CASH RECEIPTS FROM GAS SALES

	2012	2011
Changes in:
Accrued gas receivables	$22,033	$(5,749)
Gas delivered in excess of consumption	(10,300)	3,763
Accrued gas payable	(15,267)	4,266
Deferred revenue	11,274	(4,005)
	$7,740	$(1,725)

28.	CHANGES IN NON-CASH WORKING CAPITAL

	2012	2011

Accounts receivable and unbilled revenues	$14,048	$4,513
Gas in storage	(3,520)	(2,355)
Prepaid expenses and deposits	361	15,511
Inventory	(3,082)	(583)
Trade and other payables and provisions	(34,839)	(56,149)
	$(27,032)	$(39,063)

62.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

29.	LIABILITY ASSOCIATED WITH EXCHANGEABLE SHARES AND EQUITY-BASED COMPENSATION PLANS

Liability associated with Exchangeable Shares

Since 2001 and up to and including January 1, 2011, Just Energy had Exchangeable Shares outstanding. These shares did not meet the definition of an equity instrument in accordance with IAS 32, Financial Instruments: Presentation, and accordingly, were classified as financial liabilities. The Exchangeable Shares were recorded upon transition to IFRS at redemption value and subsequent to transition were adjusted to reflect the redemption value at each reporting date. The resulting change from carrying value to redemption value was recorded at transition and at each reporting period to retained earnings and earnings, respectively, as a change in fair value of derivative instruments. All dividends attributable to exchangeable shareholders were recorded as interest expense in the reporting period for which the dividends were declared.

As a result of the Conversion, the Exchangeable Shares were exchanged on a one for one basis into common shares of JEGI. There were no Exchangeable Shares outstanding following the Conversion.

Equity-based compensation plans

As the award holders were entitled to receive Fund units, which under IFRS were considered puttable financial instruments, the awards were classified as liability-based awards. The fair value of awards was estimated at each reporting period using the fair market value of the Fund units at the reporting date. The resulting measurements of the liability were recorded as change in fair value of derivative financial instruments.

As a result of the Conversion, Just Energy’s equity-based compensation plan awards are now settled in non-redeemable common shares resulting in equity plan accounting under IFRS. Accordingly, the fair value of the vested portion of outstanding awards was reclassified from liability to contributed surplus on January 1, 2011.

The following table summarizes the changes in the liability associated with the Exchangeable Shares and the equity-based compensation:

	Exchangeable Shares		Class A preference
	of JEEC		shares of JEC			Unit based awards			Total
	Shares	$-value	Shares	$-value	Options	DDUGS	UARs	$-value	$-value

Opening balance April 1, 2010	4,688,172	$66,947	5,263,728	$75,166	352,500	84,138	2,640,723	$39,015	$181,128
Exchanged	(894,018)	(12,595)	-	-	-	-	(38,989)	(461)	(13,056)
Issued/forfeited	-	-	-	-	(217,500)	18,362	175,251	-	-
Non-cash deferred unit grant	-	-	-	-	-	-	-	87	87
Unit based compensation	-	-	-	-	-	-	-	7,231	7,231
Change in fair value	-	2,447	-	3,632	-	-	-	(2,725)	3,354
Reclassified to share capital on the conversion to a corporation	(3,794,154)	(56,799)	(5,263,728)	(78,798)	-	-	-	-	(135,597)
Reclassified to contributed
surplus on the conversion to a corporation	-	-	-	-	(135,000)	(102,500)	(2,776,985)	(43,147)	(43,147)
	-	-	-	-	-	-	-	-	-

63.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

30.	COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

Certain figures from the comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the current year’s consolidated financial statements.

31. EXPLANATION OF TRANSITION TO IFRS

For all periods up to and including the year ended March 31, 2011, Just Energy prepared its financial statements in accordance with CGAAP.  Just Energy has prepared financial statements which comply with IFRS for periods beginning on or after April 1, 2011, as described in the accounting policies set out in Note 3. In preparing these consolidated financial statements, Just Energy’s opening consolidated statement of financial position was prepared as at April 1, 2010 (Just Energy’s date of transition).

In preparing the opening IFRS consolidated statement of financial position, Just Energy has adjusted amounts previously reported in consolidated financial statements prepared in accordance with CGAAP. An explanation of how the transition from CGAAP to IFRS has affected Just Energy’s financial position, financial performance and cash flows is set out in the following tables and the notes that accompany the tables.

(a) Elective exemptions from full retrospective application

In preparing these consolidated financial statements in accordance with IFRS 1, First-time Adoption of International Financial Reporting Standards (“IFRS 1”), Just Energy has applied certain optional exemptions from full retrospective application of IFRS. The optional exemptions are described below.

(i)	Business combinations
Just Energy has applied the business combinations exemption in IFRS 1 to not apply IFRS 3, Business Combinations, retrospectively. Accordingly, Just Energy has not restated business combinations that took place prior to the transition date.

(ii)	Share-based payments
Just Energy has elected to apply IFRS 2, Share-based Payments, to equity instruments granted on or before November 7, 2002, or which are vested by the transition date.

(iii)	Borrowing costs

IAS 23, Borrowing Costs, requires that Just Energy capitalize the borrowing costs related to all qualifying assets for which the commencement date for capitalization is on or after April 1, 2010. Just Energy elected not to adopt this policy early and has, therefore, expensed all borrowing costs prior to transition.

(b)	Mandatory exemptions to retrospective application

In preparing these consolidated financial statements in accordance with IFRS 1, Just Energy has applied certain mandatory exemptions from full retrospective application of IFRS. The mandatory exceptions applied from full retrospective application of IFRS are described below.

(i)	Estimates
Hindsight was not used to create or revise estimates and accordingly, the estimates previously made by Just Energy

64.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

under CGAAP are consistent with their application under IFRS.

(ii)	Hedge accounting

Hedge accounting can only be applied prospectively from the transition date to transactions that satisfy the hedge accounting criteria in IAS 39 at that date. Hedging relationships cannot be designated retrospectively and the supporting documentation cannot be created prospectively. Just Energy has not applied any hedge accounting at or after the transition date.

Prior to July 1, 2008, Just Energy utilized hedge accounting for its customer contracts and formally documented the relationship between hedging instruments and the hedged items as well as its risk management objective and strategy for undertaking various hedge transactions. Effective July 1, 2008, Just Energy ceased the utilization of hedge accounting. The balance still remaining in accumulated other comprehensive income relates to the effective portion of the hedges that are still expected to occur as of the transition date.

65.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Reconciliation of financial position and equity at April 1, 2010:
	Canadian	IFRS	IFRS
Canadian GAAP accounts	GAAP	adjustments	reclassifications	IFRS balance	IFRS accounts
	balances
ASSETS					ASSETS
Non-current assets					Non-current assets
Property, plant and equipment	$217,223	$(547)	$-	$216,676	Property, plant and equipment
Intangible assets	342,022	-	186,832	528,854	Intangible assets
Goodwill	190,862	(4,030)	(186,832)	-
Other assets long term	5,027	-	-	5,027	Other non-current financial assets
Long-term receivable	2,014	-	-	2,014	Non-current receivables
Contract initiation costs	5,587	-	-	5,587	Contract initiation costs
Future income tax assets	85,197	150,771	29,139	265,107	Deferred tax asset
	847,932	146,194	29,139	1,023,265
Current assets					Current assets
Inventory	6,323	-	-	6,323	Inventory
Gas in storage	4,058	-	-	4,058	Gas in storage
Gas delivered in excess of consumption	7,410	-	-	7,410	Gas delivered in excess of consumption
Accounts receivable	232,579	-	-	232,579	Current trade and other receivables
Accrued gas receivables	20,793	-	-	20,793	Accrued gas receivables
Unbilled revenues	61,070	-	-	61,070	Unbilled revenues
Prepaid expenses and deposits	20,038	-	-	20,038	Prepaid expenses and deposits
Other assets – current	2,703	-	-	2,703	Other current assets
Current portion of future income tax assets	29,139	-	(29,139)	-
Cash	60,132	-	18,650	78,782	Cash and cash equivalents
Restricted cash	18,650	-	(18,650)	-
	462,895	-	(29,139)	433,756
TOTAL ASSETS	$1,310,827	$146,194	$-	$1,457,021	TOTAL ASSETS
EQUITY AND LIABILITIES					EQUITY AND LIABILITIES
Unitholders' deficiency					Equity attributable to equity holders of the parent
Deficit	$(1,423,698)	$(132,971)	$-	$(1,556,669)	Deficit
Accumulated other comprehensive income	221,969	-	-	221,969	Accumulated other comprehensive income
Unitholders' capital	659,118	118,738	-	777,856	Unitholders' capital
Contributed surplus	18,832	(18,832)	-	-	Contributed surplus
Unitholders' deficiency	(523,779)	(33,065)	-	(556,844)	Unitholders' deficiency
Non-controlling interest	20,603	(182)	-	20,421	Non-controlling interest
Total Unitholders' deficiency	(503,176)	(33,247)	-	(536,423)	Total Unitholders' deficiency
LIABILITIES					LIABILITIES
Non-current liabilities					Non-current liabilities
Long-term debt	231,837	-	-	231,837	Long-term debt
Provisions	-	3,270	(146)	3,124	Provisions
Deferred lease inducements	1,984	-	-	1,984	Deferred lease inducements
Other liabilities – long-term	590,572	-	-	590,572	Other non-current financial liabilities
Future income taxes	-	-	6,776	6,776	Deferred tax liability
Liability associated with Exchangeable Shares and equity-based compensation	-	181,128	-	181,128	Liability associated with Exchangeable Shares and equity-based compensation
	824,393	184,398	6,630	1,015,421
Current liabilities					Current liabilities
Bank indebtedness	8,236	-	-	8,236	Bank indebtedness
Accounts payable and accrued liabilities	184,682	(7,460)	146	177,368	Trade and other payables
Accrued gas payable	15,093	-	-	15,093	Accrued gas payable
Deferred revenue	7,202	-	-	7,202	Deferred revenue
Unit distribution payable	13,182	-	-	13,182	Unit distribution payable
Corporate taxes payable	6,410	-	-	6,410	Income taxes payable
Current portion of long-term debt	62,829	(1,381)	-	61,448	Current portion of long-term debt
Provisions	-	3,884	-	3,884	Provisions
Current portion future income tax liabilities	6,776	-	(6,776)	-
Other liabilities - current	685,200	-	-	685,200	Other current financial liabilities
	989,610	(4,957)	(6,630)	978,023
TOTAL LIABILITIES	$1,814,003	$179,441	$-	$1,993,444	TOTAL LIABILITIES
TOTAL EQUITY AND LIABILITIES	$1,310,827	$146,194	$-	$1,457,021	TOTAL EQUITY AND LIABILITIES

66.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Reconciliation of consolidated income statement for the year ended March 31, 2011:

	Canadian	IFRS	IFRS
Canadian GAAP accounts	GAAP	adjustments	reclassifications	IFRS	IFRS accounts

SALES	$2,953,192	$-	$-	$2,953,192	SALES
COST OF SALES	2,470,989	641	-	2,471,630	COST OF SALES
GROSS MARGIN	482,203	(641)	-	481,562	GROSS MARGIN
EXPENSES					EXPENSES
General and administrative	109,407	(7)	-	109,400	Administrative expenses
Marketing expenses	133,607	-	-	133,607	Selling and marketing expenses
Other operating expenses	-	1,284	164,291	165,575	Other operating expenses
Bad debt expense	27,650	-	(27,650)	-
Amortization of intangible assets and related supply contracts	120,841	-	(120,841)	-
Amortization of property, plant and equipment	5,698	-	(5,698)	-
Unit-based compensation	5,509	4,405	(9,914)	-
Capital tax	188	-	(188)	-
	$402,900	$5,682	$-	$408,582

Income (loss) before the undernoted	79,303	(6,323)	-	72,980	Operating profit
Interest expense	50,437	9,446	-	59,883	Finance costs
Change in fair value of derivative instruments	(509,401)	3,354	-	(506,047)	Change in fair value of derivative instruments
Other income	(7,235)	-	-	(7,235)	Other income
Income before income taxes	545,502	(19,123)	-	526,379	Income before income taxes
Provision for income tax expense	32,142	141,297	-	173,439	Provision for income tax expense
NET INCOME FOR THE YEAR	$513,360	$(160,420)	$-	$352,940	PROFIT FOR THE YEAR
Attributable to:					Attributable to:
Shareholders of Just Energy	$515,347	$(160,271)	$-	$355,076	Unitholders of Just Energy
Non-controlling interests	(1,987)	(149)	-	(2,136)	Non-controlling interests
	$513,360	$(160,420)	$-	$352,940

67.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Reconciliation of consolidated statement of comprehensive income for the year ended March 31, 2011:

	Canadian	IFRS	IFRS
Canadian GAAP accounts	GAAP	adjustments	reclassifications	IFRS	IFRS accounts

NET INCOME	$513,360	$(160,420)	$-	$352,940	NET INCOME
Unrealized gain on translation of self-sustaining operations	334	115	-	449	Unrealized gain on translation of self-sustaining operations
Amortization of deferred unrealized gain on discontinued hedges – net of income taxes of $21,384	(98,499)	-	-	(98,499)	Amortization of deferred unrealized gain on discontinued hedges – net of income taxes of $21,384
OTHER COMPREHENSIVE LOSS	(98,165)	115	-	(98,050)	OTHER COMPREHENSIVE LOSS
					COMPREHENSIVE
COMPREHENSIVE INCOME	$415,195	$(160,305)	$-	$254,890	INCOME

Attributable to:					Attributable to:

Shareholders of Just Energy	$417,182	$(160,156)	$-	$257,026	Shareholders of Just Energy

Non-controlling interests	(1,987)	(149)		(2,136)	Non-controlling interests

	$415,195	$(160,305)	$-	$254,890

68.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Reconciliation of financial position and equity at March 31, 2011:

	Canadian	IFRS	IFRS
Canadian GAAP accounts	GAAP	adjustments	reclassifications	IFRS balance	IFRS accounts
	balances
ASSETS					ASSETS
Non-current assets					Non-current assets
Property, plant and equipment	$235,189	$(1,187)	$-	$234,002	Property, plant and equipment
Intangible assets	412,752	-	227,467	640,219	Intangible assets
Goodwill	224,409	3,058	(227,467)	-
Other assets long-term	5,384	-	-	5,384	Other non-current financial assets
Contract initiation costs	29,654	-	-	29,654	Contract initiation costs
Long-term receivable	4,569	-	-	4,569	Non-current receivables
Future income tax assets	85,899	(489)	36,375	121,785	Deferred tax asset
	997,856	1,382	36,375	1,035,613
Current assets					Current assets
Inventory	6,906	-	-	6,906	Inventory
Gas in storage	6,133	-	-	6,133	Gas in storage
Gas delivered in excess of consumption	3,481	-	-	3,481	Gas delivered in excess of consumption
Accounts receivable	281,685	-	-	281,685	Current trade and other receivables
Unbilled revenues	112,147	-	-	112,147	Unbilled revenues
Accrued gas receivables	26,535	-	-	26,535	Accrued gas receivables
Prepaid expenses and deposits	6,079	-	-	6,079	Prepaid expenses and deposits
Other assets – current	3,846	-	-	3,846	Other current assets
Corporate tax recoverable	9,135	-	-	9,135	Corporate tax recoverable
Current portion of future income tax assets	36,375	-	(36,375)	-
Cash	97,633	-	833	98,466	Cash and cash equivalents
Restricted cash	833	-	(833)	-
	590,788	-	(36,375)	554,413
TOTAL ASSETS	$1,588,644	$1,382	$-	$1,590,026	TOTAL ASSETS
DEFICIT AND LIABILITIES					DEFICIT AND LIABILITIES
Shareholders' deficiency					Equity attributable to equity holders of the parent
Deficit	$(1,063,179)	$(286,749)	$-	$(1,349,928)	Deficit
Accumulated other comprehensive income	123,804	115	-	123,919	Accumulated other comprehensive income
Shareholders' capital	697,052	266,930	-	963,982	Shareholders' capital
Equity component of convertible debt	33,914	(15,728)	-	18,186	Equity component of convertible debt
Contributed surplus	22,903	29,820	-	52,723	Contributed surplus
TOTAL DEFICIT	$(185,506)	$(5,612)	$-	$(191,118)	TOTAL DEFICIT
LIABILITIES					LIABILITIES
Non-current liabilities					Non-current liabilities
Long-term debt	$507,460	$-	$-	$507,460	Long-term debt
Future income taxes	2,657	7,046	13,216	22,919	Deferred tax liability
Deferred lease inducements	1,622	-	-	1,622	Deferred lease inducements
Other liabilities – long-term	355,412	-	-	355,412	Other non-current financial liabilities
Provisions	-	3,244	-	3,244	Provisions
	867,151	10,290	13,216	890,657
Current liabilities					Current liabilities
Bank indebtedness	2,314	-	-	2,314	Bank indebtedness
Accounts payable and accrued liabilities	282,805	(7,302)	-	275,503	Trade and other payables
Accrued gas payable	19,353	-	-	19,353	Accrued gas payable
Corporate taxes payable	9,788	-	-	9,788	Income taxes payable
Current portion of long-term debt	94,117	-	-	94,117	Current portion of long-term debt
Provisions	-	4,006	-	4,006	Provisions
Current portion of future income tax liabilities	13,216	-	(13,216)	-
Other liabilities - current	485,406	-	-	485,406	Other current financial liabilities
	906,999	(3,296)	(13,216)	890,487
TOTAL LIABILITIES	$1,774,150	$6,994	$-	$1,781,144	TOTAL LIABILITIES
TOTAL DEFICIT AND LIABILITIES	$1,588,644	$1,382	$-	$1,590,026	TOTAL DEFICIT AND LIABILITIES

69.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

Notes to the reconciliation of equity as at March 31, 2011.

A.   Property, plant and equipment
CGAAP – Component accounting required but typically not practiced in Canada.
IFRS - Where an item of property, plant and equipment comprises major components with different useful lives, the components are accounted for as separate items. Management has reassessed the significant parts of the ethanol plant, which has resulted in a decrease in amortization of the ethanol plant.

B.   Transaction costs
CGAAP – The cost of the purchase includes the direct costs of the business combination.
IFRS - Transaction costs of the business combination are expensed as incurred.

Transaction costs relating to the acquisition of Hudson have been expensed under IFRS. In addition, and in accordance with IAS 39, management has allocated transaction costs directly attributable to the credit facility which were previously included as part of a business combination, to the related long-term debt. These costs are now expensed using the effective interest rate method over the life of the related debt.

C.   Stock-based compensation and contributed surplus
CGAAP - For grants of share-based awards with graded vesting, the total fair value of the award is recognized on a straight-line basis over the employment period necessary to vest the award.
IFRS - Each tranche in an award  is considered a separate grant with a different vesting date and fair value. Each grant is accounted for on that basis. As a result, Just Energy adjusted its expense for share-based awards to reflect this difference in recognition.

D.   Provisions
CGAAP – Accounts payable, accrued liabilities and provisions are disclosed on the consolidated statement of financial position as a single line item.
IFRS – Provisions are disclosed separately from liabilities and accrued liabilities and require additional disclosure. Under IFRS, provisions are also measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. This has resulted in an adjustment to Just Energy.

E.   Deferred tax asset/liability
CGAAP - Deferred taxes are split between current and non-current components on the basis of either: (i) the underlying asset or liability or (ii) the expected reversal of items not related to an asset or liability.
IFRS - All deferred tax assets and liabilities are classified as non-current.

F.   Impairment
CGAAP - A recoverability test is performed by first comparing the undiscounted expected future cash flows to be derived from the asset to its carrying amount. If the asset does not recover its carrying value, an impairment loss is calculated as the excess of the asset’s carrying amount over its fair value.
IFRS – The impairment loss is calculated as the excess of the asset’s carrying amount over its recoverable amount, where recoverable amount is defined as the higher of the asset’s fair value less costs to sell and its value-in-use. Under the value-in-use calculation, the expected future cash flows from the asset are discounted to their net present value. The change in measurement methodology did not result in additional impairment to Just Energy under IFRS.

70.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2012
 (thousands of Canadian dollars, except where indicated and per share/unit amounts)

G.   Exchangeable Shares and equity-based compensation
CGAAP – The Class A preference shares and Exchangeable Shares issued by a subsidiary of an income fund are presented on the consolidated statements of financial position of the income fund as part of unitholders’ capital if certain criteria are met.
Just Energy had met the criteria and the Class A preference shares and Exchangeable Shares were recorded as part of unitholders’ capital.

IFRS – As a result of the Class A preference shares, Exchangeable Shares and equity-based compensation being exchangeable into a puttable liability, the shares and equity-based compensation did not meet the definition of an equity instrument in accordance with IAS 32, Financial Instruments: Presentation, and accordingly, were classified as financial liabilities. The Exchangeable Shares and equity-based compensation were recorded upon transition to IFRS at redemption value and subsequent to transition were adjusted to reflect the redemption value at each reporting date. The resulting change from carrying value to redemption value was recorded at transition and at each reporting period to retained earnings and earnings respectively as a change in fair value of derivative instruments. All distributions were recorded as interest expense in the reporting period for which the dividends were declared.

H.   Deferred taxes
CGAAP - There was an exemption that allowed issuers of convertible debentures to treat the difference in the convertible debentures as a permanent difference between tax and accounting. This exemption does not exist under IFRS.

Under CGAAP, Just Energy’s deferred tax balances were calculated using the enacted or substantively enacted tax rates that were expected to apply to the reporting period(s) when the temporary differences were expected to reverse.

IFRS – The discount on the convertible debentures has been included in assessing the Company’s future tax position. IAS 12, Income Taxes, requires the application of an “undistributed tax rate” in the calculation of deferred taxes, whereby deferred tax balances are measured at the tax rate applicable to Just Energy’s undistributed profits during the periods when Just Energy was an income trust.

Deferred taxes have been recalculated on the revised accounting values for the adjustments A to G.

I. Acquisition of minority interest
CGAAP – The gain on the acquisition of minority interest, which occurred on January 1, 2011, was treated as a reduction to goodwill on the original acquisition.
IFRS – The gain was reallocated to contributed surplus as this is considered an equity transaction.

J. Cash flow statements
Cash flow statements prepared under IAS 7, Statement of Cash Flows, present cash flows in the same manner as under previous GAAP.  Other than the adjustments noted above, reclassifications between net earnings and the adjustments to compute cash flows from operating activities there were no material changes to the consolidated statement of cash flows.

 71.